QUEENSTON MINING INC.

MANAGEMENT'S DISCUSSION & ANALYSIS – ANNUAL 2007

GENERAL

The following discussion of financial performance and condition should be read in conjunction with the consolidated financial statements of Queenston Mining Inc. ("Queenston", "the Company") for the year ended December 31, 2007 and notes thereto, that have been prepared in accordance with Canadian generally accepted accounting policies. All dollar amounts are expressed in Canadian dollars unless otherwise indicated. This report is dated March 26, 2008 and the Company's public filings, including its most recent Annual Information Form, can be reviewed via the SEDAR website (www.sedar.com).

Queenston Mining Inc. is a Canadian mineral exploration and development company with its focus primarily on gold. The Company's primary assets are strategic property holdings located in two of Canada's historic gold camps, Kirkland Lake, Ontario and Cadillac, Quebec. The strategy of the Company is to advance its gold assets in both these camps towards a production decision. The Company is a reporting issuer in Ontario, Quebec, Manitoba, Alberta and British Columbia and its shares trade on the Toronto (QMI-T), Frankfurt and Stuttgart Stock Exchanges. The head office is located in Toronto, Ontario and the Company also maintains an exploration office in Kirkland Lake, Ontario.

This MD&A may contain "forward looking statements" that reflect the Company's current expectations and projections about its future results. When used in this MD&A, forward looking statements can be identified by the use of words such as "estimate", "consider", "expect", "anticipate", "objective" and similar expressions or variations of such words. Forward looking statements are, by their very nature, not guarantees of the Company's future operational or financial performance, and are subject to risks and uncertainties and other factors that could cause the Company's actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward looking statements. No representation or warranty is intended with respect to anticipated future results, that estimates and projections will be sustained or that any project will otherwise prove to be economic.

Readers are cautioned not to place undue reliance on these forward looking statements, which speak only of the date of this MD&A or as of the date otherwise specifically indicated herein. Due to risks and uncertainties, including the risks and uncertainties elsewhere in this MD&A, actual events may differ materially from current expectations. The Company disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

OVERALL PERFORMANCE

At December 31, 2007, the Company had a strong balance sheet with assets of almost $44 million consisting primarily of mining properties and deferred expenditures of $30 million, and a cash and short-term investment position of $12 million. The Company has $1.4 million of liabilities and no debt.

The Company's cash resources were fortified in May 2007 as a result of a $10 million equity financing. The private placement consisted of 3,400,000 ($6,290,000) common share units and 1,700,000 ($3,825,000) flow-through shares. Each common share unit was priced at $1.85 and consisted of one common share and one half warrant. Each full warrant entitles the holder to purchase one additional common share of the Company at a price of $2.25 for a period of 12 months. Each flow-through share was priced at $2.25. Primary Capital Inc., agent to the

financing, received a commission of 6% of the gross proceeds and was issued broker warrants allowing them to purchase 306,000 common share units of the Company over a 12 month period at a price of $1.92 per unit.

On March 19, 2008, the Company raised an additional $10 million with a syndicate of underwriters led by Primary Capital Inc. along with National Bank Financial, Wellington West Capital Markets Inc. and Evergreen Capital Partners Inc. The private placement financing comprised 2,500,000 flow-through shares of Queenston at a price of $4.00 per share. A cash commission equal to 6% of the gross proceeds and 150,000 broker warrants was paid to the agents. The broker warrants are exercisable at $3.65 per share within 12 months of the closing. As a result of this financing the Company now has cash resources in the order of $20 million.

Queenston is an exploration and development company and accordingly does not generate revenues form operations. Exploration and mineral property expenditures in 2007 amounted to over $6 million compared to $5 million in 2006. The majority of the expenditures were incurred on properties in Kirkland Lake, Ontario ($4.6 million) and Cadillac, Quebec ($0.5 million).

In April 2007, the Company and joint venture ("JV") partner Kirkland Lake Gold Inc. ("KL Gold") (50%-50%) purchased a 100% interest 3 key mineral claims located in Kirkland Lake adjacent to the Macassa gold mine. The Company's portion of the purchase price amounted to approximately $300,000 in cash and $300,000 valued in Queenston shares to be paid - issued over a period of three years. There will remain an underlying sliding scale net smelter return royalty ("NSR") to the vendor ranging from 1.5% to 3% depending on the price of gold. On the same date the Company and joint venture partner KL Gold also purchased a 100% interest in one additional mineral claim in Teck Township adjoining the Macassa gold mine. Queenston's portion of the purchase price was $75,000 cash with the vendor retaining a 2% NSR.

In July 2007, the Company entered into an agreement with two individuals to purchase a 100% interest, subject to a 2% NSR, in the 36 claim Phoenix property located in the Chapais area of Quebec. The Company has the right to earn the interest at its option by making staged cash and/or share payments totaling $750,000 over a three year period.

In December 2007, the Company and joint venture partner KL Gold (50%-50%) entered into an agreement to purchase a 100% interest in the 18 mineral claim, Kirkland Lake West ("KL West") property located west of the Macassa gold mine from Newmont Mining Corporation of Canada Limited ("Newmont"). On February 6, 2008, the joint venture closed the purchase with the Company's portion being $500,000.

During the year, the Company terminated its right to earn an interest in the Sierra Almoloya property, Mexico and the Grizzly property, Quebec, and wrote-off exploration expenditures amounting to approximately $1,200,000.

Corporate and general expenses amounted to $1.3 million in 2007 compared to $1.1 million in 2006 due to the Company's increased corporate activity associated with financing, marketing, financial reporting and regulatory costs.

On February 14, 2008, Queenston's shareholders ratified a Shareholders Rights Plan (the "Rights Plan") at a Special Shareholders Meeting with a vote of over 99% in favour. The Rights Plan is designed both to encourage the fair and equal treatment of Queenston's shareholders in connection with any potential take-over bid and to ensure that Queenston's shareholders and its Board of Directors, in compliance with securities laws, have sufficient time to consider whether there are other options that would more effectively maximize shareholders value. The rights plan has an initial term of three years and is subject to reconfirmation by shareholders. The Rights Plan cannot be utilized to deny shareholders the opportunity to participate in any tender offer and is not designed to entrench management or Queenston's Board. The terms of the Rights Plan are similar to those in rights plans recently approved by shareholders of other Canadian corporations.

RESULTS OF OPERATIONS

Properties

In 2007, the Company's primary exploration and development activity was focused on the Kirkland Lake properties in Ontario where exploration was completed on the Upper Beaver, South Claims, Kirkland Lake West and Amalgamated Kirkland properties. Other exploration expenditures were incurred on the Wood-Pandora, Grizzly and Phoenix properties located in Quebec. Total exploration and development expenditures incurred on the Company's properties in 2007 amounted to approximately $5,800,000. The exploration results on the Sierra Almoloya Property in Mexico and the Grizzly property in Quebec did not warrant further investigation and, as a result, the Company has written-off the exploration expenditures on those properties amounting to approximately $1,200,000.

Ontario

In 2007, activity was focused on two areas in the Kirkland Lake camp where the Company owns a large, 14,000 hectare ("ha") land package that hosts 7 gold deposits. In the eastern portion of the camp, the Company is advancing four of its 100% owned gold deposits (Upper Beaver, McBean, Anoki and Upper Canada) towards a decision to establish a new mining complex supported by a 20 year life. The first phase is focusing on the Upper Beaver, McBean and Anoki deposits. In the western portion of the camp, the Company continues to explore two properties in joint venture with KL Gold - the South Mine Complex JV property and the KL West property. Also in this portion of the camp the Company commenced a deep exploration drilling on the 100% owned Amalgamated Kirkland ("AK") property.

Upper Beaver Property

During 2007, Queenston incurred exploration expenditures on the Upper Beaver property amounting to approximately $3,800,000. The majority of the expenditure was associated with a 44,000 metre ("m") definition drilling program that is required to complete a NI 43-101 mineral resource planned in the second quarter of 2008. As part of that program 49 diamond drill holes (40,952 m) were completed during the year targeting eight zones of gold and copper mineralization adjacent to and below the previous operating Upper Beaver gold mine. The most recent drilling includes both "infill holes" (drilled between existing holes) and "step out" holes (drilled to extend known zones of mineralization). Significant "infill drilling results" include 145.9 grams/tonne ("g/t") gold ("Au") with 0.3% copper ("Cu") over a core length of 7.3 m in hole UB07-80W, 14.5 g/t Au with 0.4% Cu over a core length of 13.0 m in hole UB07-77, 7.4 g/t Au over 10.5 m in hole UB07-91, 11.6 g/t Au with 1.0% Cu over a core length of 12.1 m in hole UB07-98 , 11.9 g/t Au with 1.2% Cu over a core length of 6.0 m in hole UB07-112 and 15.5 g/t Au with 2.0% Cu over a core length of 5.5 m in hole UB07-119. "Step out" holes that have significantly increased the gold-copper system potential to depth include 4.2 g/t Au with 0.6% Cu over a core length of 18.2 m in hole UB07-95, 19.4 g/t Au with 1.8% Cu over a core length of 13.3 m in hole UB07-110 and 15.1 g/t Au with 0.2% Cu over a core length of 3.3 m in hole UB07-115. In addition to the drilling a Titan-24 geophysical survey was completed by Quantec Geoscience of Toronto. This survey identified a number of deep geophysical targets below and adjacent to the mineralization at Upper Beaver. The success of the 2007 exploration has advanced the project to the point where a NI 43-101 mineral resource will be calculated by the consulting firm Watts, Griffiths and McOuat in 2008. Also, the deep geophysical targets will be tested by drilling in 2008. Assuming positive results an economic assessment of the project will be initiated which may lead to further definition drilling leading to a pre-feasibility study. Wayne Benham, P. Geo. Chief Geologist of Queenston and Qualified Person under NI 43-101 planned and supervised the Upper Beaver drilling program and has reviewed the information in this document.

McBean – Anoki Property

In 2007, the Company completed geological modeling of the past-producing McBean deposit during 2007 at a cost of approximately $80,000. This deposit contains historic mineral resources of 835,500 t grading 5.1 g/t Au (measured and indicated) and 1,835,200 t grading 6.5 g/t (inferred) and the modeling completed in 2007 will assist in a second phase of NI 43-101 resource definition drilling planned to commence in May 2008. The historic resources at McBean were calculated prior to NI 43-101 standards and should not be relied upon as they have not been verified by a qualified person. At the conclusion of the resource definition drilling program the Company plans to initiate a NI 43-101 report to upgrade the resources at McBean. At the adjacent Anoki deposit, there already exists a NI 43-101 mineral resource of 522,300 t grading 5.7 g/t Au (measured and indicated) and 141,800 t grading 6.3 g/t (inferred). This mineral resource was calculated in 2004 by Hrayr Agnerian, P. Geo. of Roscoe Postle Associates Inc. Frank Ploeger, P. Geo., Queenston's Project Geologist and Qualified Person under NI 43-101 will be supervising the McBean drilling program and has reviewed the information in this document.

Upper Canada Property

During the year, a program of digitizing historic data and geological modeling was also started on the past producing Upper Canada Mine in 2007. The Company incurred an exploration expense of approximately $64,000 on the program which will continue into 2008. The Upper Canada mine produced 1.5 million ounces of gold from 1936 to 1972 and there remains an historical, non-NI 43-101 compliant, mineral resource of 1,900,000 t grading 6.9 g/t Au. The historic resources at Upper Canada were calculated prior to NI 43-101 standards and should not be relied upon as they have not been verified by a qualified person. The modeling program will allow the Company to begin, later in 2008, a diamond drill program to test new targets generated by the study. Michel LeBlanc, P. Geo., Queenston's Exploration Manager and Qualified Person under NI 43-101 is supervising the digitizing program has reviewed the information in this document.

South Claims Property

In April 2008, Queenston and KL Gold formed a 50%-50% joint venture to explore the southern projection of a high-grade gold deposit, the new "South Mine Complex" ("SMC") onto the jointly owned South Claims property. The SMC is a multiple-zone gold system discovered by KL Gold in 2005. It represents a new-style of mineralization in the camp located some 500 m south of the main Kirkland Lake productive trend at a depth of 1200 m (5300 ft). In 2007, KL Gold has reported a proven and probable reserve in the SMC totaling 358,000 oz of Au (485,000 tons grading 0.74 oz/ton (25.4 g/t) plus measured and indicated resources comprising 144,500 oz. of Au (213,000 tons grading 0.68 oz/ton (23.3 g/t)) and inferred resources of 526,000 oz. of Au (622,000 tons grading 0.85 oz/ton (29.1 g/t)). The SMC remains open in all directions. In June, the joint venture commenced a program of underground exploration and development on the 5300' level of the Macassa mine and is driving of a 650' long crosscut south towards the South Claims property. At year end, the Company's share of costs for this program was approximately $10,000. Early in 2008 and prior to reaching the South Claims boundary three diamond drill holes were completed from the end of the 5300 level cross cut and one drill hole from the Macassa -5000 ft level to test the potential down-dip extension of the New South Zone onto the South Claims property. All four holes intersected the New South Zone three of which returned high-grade gold mineralization including 2.57 oz/ton gold (opt Au) over a core length of 21.5 ft and 2.54 oz/ton Au (87.1 g/t) over a core length of 16.8 ft (6.6 m) in hole 53-909, 4.42 oz/ton Au (151.5 g/t) over a core length of 4.1 ft (1.2 m) and 0.30 oz/ton Au (10.3 g/t) over a core length of 21.2 ft (6.4 m) in hole 53-908 and 0.73 oz/ton Au (25.7 g/t) over a core length of 49.2 ft (15.0 m) in hole 50-901.

The results of this initial drilling on the South Claims are encouraging and the Joint Venture is undertaking a program in 2008 which will include extending the 5300 cross cut an additional 200 ft south onto the South Claims with 1,000 ft of lateral drifting planned to provide platforms for exploration drilling and resource definition. The exploration program for 2008 also includes the diamond drilling of holes up to 4,000 ft in length south to explore for parallel structures and mineralization. Stewart Carmichael, P. Geo., Qualified Person and KL Gold's Chief Exploration Geologist, for the purpose of National Instrument 43-101, supervised the drilling program on behalf of the joint venture and complied the data that forms the technical information in this section of the document.

Amalgamated Kirkland Property

In October, the Company commenced a deep diamond drilling program on its 100% owned AK property located adjacent to both the Macassa and South Claims property. To the end of 2007 expenditures on this program amounted to approximately $300,000. The primary target for this program is the SMC that is interpreted to dip onto the AK property at a vertical depth of approximately 1,800 - 2,200 m. Hole AK07-01 reached target depth in February 2008 intersected four separate syenite-porphyry bodies containing anomalous gold values (up to 0.3 g/t over 11.0 m) down dip and some 500 m south of the new SMC recently announced in drill hole 50-901 (25.7 g/t over a core length of 15.0 m) on the Queenston – KL Gold joint venture South Claims property. A program of directional drilling is now in progress testing the mineralization intersected in hole AK07-01 up-dip towards the South Claims property. Based on the results of the directional drilling the Company will determine the next phase of exploration on the property which may include additional drilling from surface. Wayne Benham, P. Geo. Chief Geologist of Queenston and Qualified Person under NI 43-101 planned and supervised the AK drilling program and has reviewed the information in this document.

Kirkland Lake West Property

During 2007, Queenston and KL Gold continued to explore the KL West property in order to earn a 50% interest from property owner Newmont. Under terms of the 2004 agreement Queenston and KL Gold must incur exploration expenditures on the property amounting to $2,500,000 on or before June 30, 2008. During the second and third quarters of 2007, the JV completed a second phase of underground exploration consisting of underground development and diamond drilling from a crosscut on the 4750' level targeting the "04" and "Narrows" breaks. Queenston's share of the program costs amounted to approximately $325,000. During the program, four diamond drill holes (1,551m) were completed with the best assay result encountered in underground hole 47-1267 returning 0.05 oz/ton Au over a core length of 1.9 ft. (1.5 g/t over 0.6 m). In February 2008, Queenston and KL Gold purchased a 100% interest in the KL West property from Newmont for $1 million cash. Under the terms of the purchase Newmont will retain a sliding scale net smelter return ("NSR") royalty of all minerals produced from the property of 2% at a gold price less than or equal to US $1,000/oz. and 3% if greater than US $1,000/oz. Newmont also retains the one-time right to repurchase from the joint venture an undivided 49% interest upon receipt of a NI 43-101 mineral resource calculated on the property. To exercise this right Newmont must pay the joint venture the greater of 300% of the exploration expenditures required to outline the mineral resource and $5 million. The purchase of the KL West property closed on February 28, 2008 and the Company and KL Gold do not plan further exploration on the property during the year. Wayne Benham, P. Geo. Chief Geologist of Queenston and Qualified Person under NI 43-101 reviewed the KL West exploration activity and the information in this document.

Quebec

In 2007, Queenston completed exploration on three Quebec properties, Wood-Pandora in the Cadillac gold camp, and the Grizzly and Phoenix in the Chibougamau – Chapais area.

Wood-Pandora Property

In Cadillac, the Company owns two gold properties that are adjacent to the La Ronde and Lapa gold deposits operated by Agnico Eagle Mines Inc. On the 100% owned Pandora property, Queenston reports an historic inferred mineral resource of 2.33 million tonnes grading 4.5 g/t Au in four zones and on the 50% owned Wood-Pandora joint venture with Globex Mining Enterprises Inc. ("Globex") there is a reported historic inferred mineral resource of 1.43 million tonnes grading 5.3 g/t in two deposits. These historic resources were calculated prior to NI 43-101 standards and should not be relied upon as they have not been verified by a qualified person.

During 2007, the Queenston-Globex JV completed 16 diamond drill holes (8,200 m) on the Wood-Pandora property. The Company's portion of these costs amounted to approximately $500,000. This program targeted the Ironwood gold discovery made in 2006 as well as the Cadillac Break below the Central Cadillac shaft. Two deep holes were completed beneath the Ironwood Zone testing the mineralization at 500 m below surface. Both holes failed to intersect the iron formation which serves as host for the gold deposit and it is interpreted that the absence of iron formation may be due to folding and/or faulting. As part of the same program, two shallow holes targeted the Ironwood Zone closer to surface with hole W07-48 assaying 7.6 g/t Au over a core length of 2.1 m.

Since 2006, 30 diamond drill holes have been completed on the Ironwood Zone outlining a gold deposit over a length of 90 m and to a depth of 200 m. Significant drill intersections from the deposit include: 22.6 g/t Au over 22.9 m (hole W06-22), 8.9 g/t Au over 19.1 m (hole W06-26), 10.5 g/t Au over 7.5 m (hole W06-27), 28.6 g/t Au over 7.1 m (hole W06-35) and 11.2 g/t Au over 5.4 m (hole W06-43). The drilling completed in 2006 and 2007 allowed the joint venture to commission a NI 43-101 technical report that will include a mineral resource on the Ironwood Zone. The report was completed in February 2008 by Consulting Geologist and Qualified Person, Reno Pressacco, P. Geo. and outlined an inferred mineral resource of 243,200 t grading 17.3 g/t gold. In 2008, the joint venture plans to follow recommendations outlined in the report including, conducting metallurgical testing to determine preliminary gold recoveries, complete additional drilling to confirm the geological interpretations and prepare a preliminary analysis to examine economic viability.

Phoenix Property

In July 2007, the Company entered into an agreement to earn a 100% interest in 36 claims located in the Chapais mining camp. The camp hosts the past producing Springer, Perry and Cooke mines from which collectively 24 million tonnes were mined from vein-type mineralization grading 2.2% Cu, 1.6 g/t Au and 12 g/t Ag. The claims form the Phoenix property and are located 2.5 km south of the past producing mines that were operated by Falconbridge Copper Ltd. and closed by Minnova Inc. in 1991. To earn a 100% interest in the Phoenix property the Company must make staged cash and/or share payments amounting to $750,000 over a three period. The first payment on signing of the agreement was $50,000.

The primary attraction of the Phoenix property is the recent discovery of three large angular-shaped boulders buried in overburden containing high grade gold and copper mineralization within an oval area measuring 40 m across. Samples from the boulders were assayed by the Company at Swastika Laboratories of Swastika, Ontario and the arithmetic average of samples taken from the three boulders was 46.7 g/t Au, 32.5 g/t Ag, 9.3% Cu and 0.07% Co.

In August 2007, ground geophysics identified two electromagnetic (EM) anomalies in the vicinity of the boulders and three shallow diamond drill holes were completed in an attempt to locate the bedrock source. The drilling intersected pyritic and graphitic material containing minor copper and zinc sulphides but failed to adequately identify the source of the mineralized boulders. Michel LeBlanc, P. Geo., Queenston's Exploration Manager and Qualified Person under NI 43-101 supervised the exploration on the property and has reviewed the information in this document. The total exploration expenditures incurred on the property in 2007 amounted to approximately $75,000 and further work planned in 2008 will include a soil geochemical survey. If the results are positive further diamond drilling may be planned in 2008.

Properties Written-Off in 2007

In 2007 the Company terminated its right to earn interests in two projects, Sierra Almoloya, Mexico and Grizzly, Quebec. As a result deferred exploration expenditures amounting to approximately $1,200,000 were written-off.

At the Sierra Almoloya property located near the historic mining community of Hildalgo de Parrel, Chihuahua State, Mexico, the Company entered into an option agreement with Western Copper Corporation in 2005 to earn a 60% interest by expending US$1.5 million over a four year period. The property covers a silver, zinc, lead district and hosts the past producing Cigarrero Mine. In 2006 and into 2007 the Company tested two target areas on the property, Herradura and Cigarrero, with a total of 7 diamond drill holes returning mixed results. Brian V. Hall, P. Geo., Consulting Geologist and Qualified Person under NI 43-101 supervised exploration on the Sierra Almoloya property. In the Company's opinion, the primary targets had been adequately tested and the results did not warrant further investigation. As a result, in the third quarter of 2007 the Company wrote-off exploration expenditures, the majority of which were incurred in 2006, amounting to approximately $980,000 attributed towards the Sierra Almoloya property. Exploration expenditures incurred in 2007 amounted to approximately $110,000.

At the Grizzly property located in Lamarck and Guettard Townships, approximately 70 km west of Chibougamau, in northern Quebec, the Company entered into an agreement with two prospectors to earn a 100% interest by making cash payments of $150,000 and issuing 112,500 shares of the Corporation over a period of three years to October 2009. The initial payment, amounting to $10,000 and 7,500 shares, was made in October 2006 and all further payments were at the option of Queenston. In the third quarter or 2007, the Company completed five diamond drill holes (831 m) on the property testing geological and geophysical targets. The best assay was 0.96 g/t Au over 0.5 m. The drilling results did not meet the Company's expectations and no further work was recommended on the property. Michel LeBlanc, P. Geo., Queenston's Exploration Manager and Qualified Person under NI 43-101 supervised the exploration on the Grizzly property and has reviewed the information in this document. As a result the agreement was terminated and in the third quarter of 2007 the Company wrote-off deferred exploration expenditures of approximately $150,000.

Exploration Standards and Risks

Queenston conducts exploration activities under "Exploration Best Practices Guidelines" established by the Canadian Institute of Mining, Metallurgy and Petroleum (CIM) standards and conforms to National Instrument 43-101 Standards of Disclosure for Mineral Projects and Companion Policy 43-101CP.

Queenston's exploration programs are planned and managed by "Qualified Persons" who ensure that QA/QC practices are consistent with National Instrument 43-101 and industry standards.

On all projects diamond drill core that is chosen to be sampled by a Qualified Person is sawn and half the core is analyzed by standard fire assay with atomic absorption or gravimetric finish at an independent, registered commercial assay laboratory. Routine check samples are analyzed at a second laboratory and a representative sample of the drill core is retained for future reference.

The current mineral resources quoted by Queenston on the Anoki Main and Anoki South deposits in Kirkland Lake conform to National Instrument 43-101. The historic mineral resources quoted on the Upper Canada, McBean, AK and 180 East Zone, Upper Beaver, Branch Zones, C Zone, Wood-Cadillac and Central Cadillac deposits were calculated prior to National Instrument 43-101 and should not be relied upon as they have not been verified by a Qualified Person.

For the Company, asset retirement obligations primarily relate to the dismantling of the McBean Mine. The present value of the estimated future site removal and restoration costs is recorded as a liability on the Company's books and amounts to $360,000 at December 31, 2007. Under an agreement with the Ministry of Northern Development and Mines of Ontario, the Company is providing financial assurance for the mine closure with a letter of credit in the amount of $577,000. Queenston reviews all its property holdings with regard to environmental issues and risks. The Company is not aware of any other material environmental risks on its properties.

The Company has not determined whether its properties contain reserves that are economically viable. The recovery of expenditures from Queenston's properties is dependent on a number of factors, many of which are beyond the Company's control. General risks affecting Queenston and the natural resource sector include metal price fluctuations and the low success rate for the discovery of new deposits. Industry competition and lack of funding may also limit opportunities. Future political, regulatory and environmental changes could affect any aspect of the Company's business including property title, taxation, aboriginal issues and environmental protection. Queenston plans to manage these risks through careful planning, the employment of competent personnel and consultants and by maintaining sufficient insurance and cash resources.

Selected Annual Information

The following table provides selected consolidated financial information that should be read in conjunction with the audited financial statements of the Company.

	Years ended December 31		
	2007 ($000's)	2006 ($000's)	2005 ($000's)
Statement of Operations			
Revenue	473	245	186
Stock-based Compensation	2,430	709	2,105
Corporate & General Expenses	1,337	1,141	976
Gain on Sale of Securities	0	3,062	0
Exploration write-offs	1,199	64	1,088
Net Income (loss)	(4,549)	2,435	(3,617)
Basic Earnings (loss) per Share	(0.10)	0.06	(0.10)
Cash Flows			
Exploration Expenditures	5,843	4,963	3,612
Financing Activities	11,767	3,420	1,281
Balance Sheet Data			
Cash & Cash Equivalents	3,613	6,761	6,077
Current Assets	12,958	7,474	6,741
Mining Assets	30,149	25,159	20,280
Current Liabilities	1,083	672	747
Shareholders' Equity	42,241	32,127	26,458
Working Capital	11,875	6,802	5,995

The Company has maintained a healthy working capital and cash position over the past three years while continuing to make substantial expenditure in its exploration properties of $3,600,000 in 2005 to $5,000,000 in 2006 and $5,800,000 in 2007. These expenditures have been financed by selling securities in 2006 for proceeds of $3,200,000 as well as issuing shares through private placements and the exercise of stock options and warrants which contributed to net cash of $11,800,000 in 2007, $3,400,000 in 2006 and $1,300,000 in 2005. The Company raised its private placement financings in December 2005 ($1,500,000 gross), December 2006 ($3,000,000 gross), May 2007 ($10,115,000 gross) and March 2008 ($10,000,000 gross) thereby maintaining sufficient working capital to pay for future planned expenditures.

Revenue is comprised of interest earned on the rolling of short-term investments and bankers acceptances during the year and varied primarily on the amount of cash balances held. The net income in 2006 was a direct result of the sale of marketable securities at a gain of over $3,000,000. Corporate and general expenses have increased slightly over the past 3 years due to increased marketing, regulatory costs and staffing expenses. The non-cash stock-based compensation expense varied from $2,100,000 in 2005 to $700,000 in 2006 to $2,400,000 in 2007 based primarily on the number of options granted, at values estimated using the Black-Scholes pricing model. Net income is lastly adjusted for the non-cash item referred to as the recovery of future income taxes now based at the time of the filing of tax returns with regards to flow through expenditures in the private placements. During 2005, $542,000 was recognized; in 2006, $1,084,000 was reported; and in 2007, $nil was reported.

Summary of Quarterly Results

	2007				2006			
Quarter Ended	Dec. 31 $	Sept. 30 $	June 30 $	March 31 $	Dec. 31 $	Sept. 30 $	June 30 $	March 31 $
Revenue	145,238	158,492	103,347	66,151	55,803	64,242	70,006	54,941
Corporate expenses	479,748	202,911	294,567	341,435	387,976	211,981	287,592	253,104
Gain on sale of investments	0	0	0	0	0	867,705	0	2,194,264
Mining expenditures written-off	35,997	1,133,168	28,363	1,409	63,940	0	0	0
Net income (loss)	166,840	(1,168,299)	(3,256,137)	(291,665)	431,784	802,643	(148,450)	1,349,451
Earnings(loss) per share: Basic Diluted	 0.01 0.01	 (0.03) (0.03)	 (0.07) (0.07)	 (0.01) (0.01)	 0.01 0.01	 0.02 0.02	 (0.00) (0.00)	 0.03 0.03
Exploration expenditures	1,769,499	1,492,574	1,581,990	999,344	1,283,215	1,286,125	1,401,458	992,415
Financing activities	998,564	0	10,727,082	41,500	2,987,340	90,000	30,000	312,550
Working capital	11,875,231	13,174,857	14,564,010	5,637,395	6,801,749	5,533,694	5,902,213	7,414,257

During 2007, the Company reported a loss of approximately $4,500,000 or $0.10 per share compared to income of $2,400,000 or $0.06 per share in 2006. The three reasons for the difference were a write-off of the exploration expenditures amounting to approximately $1,200,000 in 2007 (of which Mexican expenditures amounted to almost $1,000,000), the non-cash, stock-based compensation expense of $2,400,000 in 2007 (2006 - $700,000) and a gain on the sale of shares in Western Silver Corporation amounting to $3,100,000 in 2006. During the 4th quarters of 2007 and 2006, corporate expenses increased proportionately over the other quarters because of the employee bonuses declared at year end.

Interest income rose by over $200,000 in 2007 as compared to last year due to the larger cash position resulting from the spring financing. Corporate and general expenses rose from approximately $1,100,000 in 2006 to just over $1,300,000 in 2007 primarily due to increased management fees, salaries and year end bonuses. The net use of cash flow from operations remained level at $890,000 compared to $910,000 in 2006.

During 2007, the Company incurred over $5,800,000 in exploration expenditures (2006 - $5,000,000). The 2007 expenditures are attributed largely to exploration drilling on the Upper Beaver property in Kirkland Lake, Ontario and the Wood-Cadillac joint venture property in Quebec. As a result of this exploration activity and net of Quebec tax refunds amounting to approximately $315,000 (2006 - $180,000) and the Mexican exploration write off in 2007, the deferred expenditures at year end increased to approximately $26,000,000 as compared to $21,800,000 at December 31, 2006.

LIQUIDITY AND CAPITAL RESOURCES

The Company's usual source of funding to meet future exploration expenditures and cover administrative costs is to raise equity financing through private placements or the exercise of stock options and warrants as well as receiving proceeds from the sale of investments. In May 2007, the Company completed a private placement financing by issuing 5,100,000 shares and raising net proceeds of almost $9,400,000. In December 2006, the Company issued 2,000,000 flow-through shares for a cash consideration of $3,000,000 to help fund 2007 exploration programs. Warrants attached to the 2007 financing and available to be exercised until May 17, 2008 could net the Company a further $4,750,000 upon the issuance of 2,159,000 shares. In-the-money warrants of approximately $1,000,000 were exercised in the 4th quarter of 2007 before they would have expired. During 2007, approximately 1,810,500 shares were issued on the exercise of options and warrants for over $2,400,000 cash (2006 – 1,002,000 shares were issued for almost $470,000 cash). In March 2008, the Company closed another flow-through private placement by issuing 2,500,000 shares for $10,000,000 to bring its treasury to approximately $20,000,000.

As at March 26, 2008, the Company had outstanding 50,651,787 common shares together with 2,056,500 warrants and 4,758,500 stock options outstanding which, if exercised, would amount to a fully diluted position of 57,466,787 common shares.

At December 31, 2007, the cash and short-term deposits position of the Company was $12,050,000 compared to $6,760,000 at December 31, 2006. The majority of the Company's cash and cash equivalents are held in Bankers' Acceptances which are short-term promissory notes that are guaranteed by Canadian banks. Accounts receivable at December 31, 2007 amounted to $460,000 (December 31, 2006 - $560,000) and included government tax receivables and exploration refunds from the Province of Quebec, and prepaid invoices. The Company has placed a reclamation deposit in the amount of $577,000 with the Ministry of Northern Development and Mines of Ontario for the McBean Mine closure. This deposit is not included in the current assets of the Company. Working capital was $11,880,000 at December 31, 2007 compared to $6,800,000 at December 31, 2006. The Company has sufficient resources to meet its 2008 corporate budget of $1,200,000 and exploration budget of $8,000,000. The $10,000,000 flow-through share financing that closed on March 19, 2008 will provide adequate resources to fund exploration in 2009.

RELATED PARTY TRANSACTIONS

For the years ended December 31, the Company had related property transactions with directors and/or officers of the Company, which were in the normal course of operations and were measured at the exchange amounts as follows:

	2007	2006
Consulting fees and bonuses expensed:		
C. E. Page	**$225,000**	$198,025
H. D. Harbinson	**210,000**	121,050
J. A. Francis	**80,000**	15,000
J. M. Arnold	**0**	14,000
E. F. Merringer's law firm, Borden Ladner Gervais LLP:		
Legal fees expensed	**62,804**	51,887
Issue costs on financing	**41,000**	0
Accounts payable:		
C. E. Page	**50,000**	35,000
H. D. Harbinson	**0**	35,000
J. A. Francis	**20,000**	0

The Company shares the cost of office facilities, services and supplies with Thundermin. The companies are related by common officers and directors. The common costs, which amounted to $212,480 (2006 - $275,600) are shared 50% by the Company and 50% by Thundermin. Included in accounts payable is $2,960 due to (2006 - $40,911 receivable due from) Thundermin.

CONTRACTUAL OBLIGATIONS

a) Annual payments under an operating lease for rental of office premises are $112,805 and the lease expires in 1 year.

b) At December 31, 2007, there were two separate consulting agreements with two directors of the Company for the services as officers of the Company. The agreements cover a period ending April 30, 2009. The annual consulting fees for the agreements are $195,000 and $175,000 respectively.

c) Pursuant to the common share flow-through financing in 2007, the Company is required to spend a minimum of $3,825,000 on Canadian Exploration Expenditures ("CEE") in Ontario before the end of 2008. A further $10,000,000 is required to be spent on CEE in Ontario before the end of 2009 pursuant to the recently completed 2008 flow-through financing.

d) As part of the acquisition of claims within the New South Mine Complex, the Company is committed to pay (half in cash and half in common shares) $125,000 by January 15, 2008 (done), $125,000 by January 15, 2009 and $100,000 by January 15, 2010.

e) The Company maintains a Letter of Credit in the amount of $577,000 with the Ontario government to insure the cost of the asset retirement obligations relating to the dismantling of the McBean Mine which is present valued on the Balance Sheet at $360,000.

CRITICAL ACCOUNTING ESTIMATES

Critical accounting estimates used in the preparation of the consolidated financial statements include the Company's estimate of recoverable value on its exploration properties, the estimated mine closure costs in its asset retirement obligations as well as the value of stock-based compensation. These estimates involve considerable judgment and are, or could be, affected by significant factors that are out of the Company's control.

The Company's recorded value of its exploration properties is based on historical costs that expect to be recovered in the future. The Company's recoverability evaluation is based on market conditions for minerals, underlying mineral resources associated with the properties and future costs that may be required for ultimate realization through mining operations or by sale. The mineral assets of the Company as determined by mining properties and deferred expenditures amounting to approximately $30,000,000. With metal prices at or near all time highs combined with the potential to expand the mineral resources on the Company's properties, it is determined that based on recent transactions in the industry the value of Queenston's properties is understated. The Company is in an industry that is exposed to a number of risks and uncertainties, including exploration risk, development risk, commodity price risk, operating risk, ownership and political risk, funding and currency risk as well as environmental risk. There is always the potential for a material alteration to the presentation in the financial statements in the value of exploration properties subject to risks and changes presently not determinable and out of the Company's control.

The factors affecting the asset retirement obligations include the expected timing and amounts of cash outflows required to settle the mine closure obligations as well as the weighted average risk-free interest rate and inflation rate used in the present value calculation.

The factors affecting stock-based compensation include estimates of when stock options might be exercised and the expected stock price volatility. The timing for exercise of options is out of the Company's control and will depend, among other things, upon a variety of factors including the market value of the Company's shares and financial objectives of the holders of the options. The Company has used historical data to estimate volatility for the purposes of the Black-Scholes model, however the future volatility is inherently uncertain and the model has limitations in valuing non-traded options and warrants. While these estimates can have a material impact on the stock-based compensation and hence results of operations, there is no impact on the Company's financial condition.

CHANGES IN ACCOUNTING POLICIES

The Company has adopted the following new CICA standards effective for its first quarter commencing on January 1, 2007:

Financial instruments

Effective January 1, 2007, the Company adopted the new recommendations of CICA Handbook Section 3855, "Financial Instruments – Recognition and Measurement", and Section 3861, "Financial Instruments – Disclosure and Presentation". Under the new standards all financial instruments are classified into one of the following five categories: held for trading, held-to-maturity, loans and receivables, available-for-sale financial assets or other financial liabilities. All financial instruments are included on the balance sheet and are initially measured at fair value. Loans and receivables, held-to-maturity investments and other financial liabilities are subsequently measured at amortized cost. Held for trading financial instruments are subsequently measured at fair value and all gains and losses are included in net income in the period which they arise. Available-for-sale financial instruments are subsequently measured at fair value with revaluation gains and losses included in other comprehensive income until the instrument is derecognized or impaired.

As a result of adoption of these standards, the Company has classified its cash and cash equivalents as held for trading. Accounts receivable are classified as loans and receivables. Short-term investments with a maturity of greater than three months and less than a year have been classified as held for trading and short-term investments in public companies are classified as available-for-sale. Reclamation deposit is classified as held-to-maturity. Accounts payable and accrued charges are classified as other financial liabilities. Mine closure provisions are classified as other liabilities.

Comprehensive income and equity

Effective January 1, 2007, the Company adopted the new recommendations of CICA Handbook Section 1530, "Comprehensive Income", and Section 3251, "Equity". These sections establish standards for reporting and presenting certain gains and losses normally not included in net earnings or losses, such as unrealized gains and losses related to available-for-sale investments, in a statement of comprehensive income.

Transition adjustment to opening balance

The adoption of Sections 1530 and 3855 impacts the opening equity and losses of the Company. The unrealized gain on the available-for-sale short-term investments from date of purchase to January 1, 2007 was $42,284 which is reported as an adjustment to the opening balance of accumulated other comprehensive income. The fair market value of the short-term investments as at December 31, 2006 was $191,440. The unrealized gain on the available-for-sale short-term investments for the year ended December 31, 2007 was $256,810 which is reported in the current year. There would be no tax impact resulting from the adjustments arising from comprehensive income as there are unrecorded future income tax assets that would result in no income tax being paid.

DISCLOSURE CONTROL RISKS

Disclosure controls and procedures have been designed to ensure that information required to be disclosed by the Company is accumulated and communicated to our management as appropriate to allow timely decisions regarding required disclosure. The Company's Chief Executive Officer and Chief Financial Officer have concluded, based on their evaluation of the effectiveness of our disclosure controls and procedures as of the date of this Management's Discussion and Analysis, that disclosure controls and procedures provide reasonable assurance that material information is made known to them by others within the Company. A control system, no matter how well conceived or operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

INTERNAL CONTROL RISKS

The Chief Executive Officer and Chief Financial Officer of the Company are responsible for designing internal controls over financial reporting or causing them to be designed under their supervision in order to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian GAAP. The design of our internal control over financial reporting was assessed as of the date of this Management's Discussion and Analysis. Management and the board of directors work to mitigate the risk of a material misstatement in financial reporting; however, there can be no assurance that this risk can be reduced to less than a remote likelihood of a material misstatement.

Segregation of Duties:

Minor control deficiencies have been identified within the Company's accounting and finance departments and its financial information systems over segregation of duties and user access respectively. Specifically, as is common for companies of this size, certain duties within the accounting and finance departments were not adequately segregated due to the small number of individuals employed in these areas. As the Company incurs future growth, we plan to expand the number of individuals involved in the accounting function. At the present time, the CEO and CFO oversee all material transactions and related accounting records. In addition, the Audit Committee reviews on a quarterly basis the financial statements and key risks of the Company and queries management about significant transactions and there is daily oversight by the senior management of the Company.

Complex and non-routine transactions:

As required, the Company records complex and non-routine transactions. These sometimes are extremely technical in nature and require in-depth understanding of Generally Accepted Accounting Principles ("GAAP"). The Company's accounting staff has a reasonable knowledge of the rules related to GAAP; however, there is a risk that the reporting and the transactions may not be recorded correctly, potentially resulting in material misstatement of the financial statements of the Company. To mitigate this risk, the Company consults with its third party expert advisors as needed in connection with the recording and reporting of complex and non-routine transactions. In addition, an annual audit is completed and presented to the Audit Committee for its review and approval. As the Company incurs future growth, we plan to expand the technical competence of the individuals involved in the accounting function.

OUTLOOK

The focus of the Company in 2008 will be to continue the exploration and development of its core assets in Kirkland Lake, Ontario and Cadillac, Quebec. The Company intends to use its cash resources in advancing four gold deposits located in Gauthier Township, Kirkland Lake towards development. The first step in this procedure will be to complete and upgrade the mineral resources at Upper Beaver, McBean and Upper Canada to NI 43-101 standards. Sufficient work has now been completed to commence a new NI 43-101 resource calculation at Upper Beaver mine which is anticipated by the end of the second quarter. Additional resource definition drilling will start on the McBean mine project in 2008 to upgrade the existing historic resource to NI 43-101 standards by the end of the year. At the Upper Canada property drilling will also commence in 2008 to begin to explore and upgrade resources at this past producing mine. In addition to the resource development program, the Company will also complete deep exploration testing a variety of geophysical targets on the Upper Beaver property. In Teck Township advanced, underground exploration will continue in 2008 on the South Claims property with joint venture partner KL Gold to further delineate the extent of the South Mine Complex. Also in Teck Township, the Company will continue deep exploration drilling on the AK property. In Cadillac, Quebec the Company will participate with joint venture partner Globex in advancing the Ironwood gold deposit towards a development decision. This work will include metallurgical testing, further definition drilling, engineering and the completion of pre-feasibility study.

Dated: March 26, 2008

QUEENSTON MINING INC.

MANAGEMENTS DISCUSSION & ANALYSIS – ANNUAL 2008

GENERAL

The following discussion of financial performance and condition should be read in conjunction with the consolidated financial statements of Queenston Mining Inc. ("Queenston", "the Company") for the year ended December 31, 2008 and notes thereto, that have been prepared in accordance with Canadian generally accepted accounting policies. All dollar amounts are expressed in Canadian dollars unless otherwise indicated. This report which is dated March 25, 2009 and the Company's other public filings, including its most recent Annual Information Form, can be reviewed via the SEDAR website (www.sedar.com).

Queenston Mining Inc. is a Canadian mineral exploration and development company with its focus primarily on gold. The Company's primary assets are strategic property holdings located in two of Canada's historic gold camps, Kirkland Lake, Ontario and Cadillac, Quebec. The strategy of the Company is to advance its gold assets in both these camps towards a production decision. The Company is a reporting issuer in Ontario, Quebec, Manitoba, Alberta and British Columbia and its shares trade on the Toronto (QMI-T), Frankfurt, Stuttgart and Berlin stock exchanges. The head office is located in Toronto, Ontario and the Company also maintains an exploration office in Kirkland Lake, Ontario.

This MD&A may contain "forward looking statements" that reflect the Company's current expectations and projections about it future results. When used in this MD&A, forward looking statements can be identified by the use of words, such as "estimate", "consider", "expect", "anticipate", "objective" and similar expressions or variations of such words. Forward looking statements are, by their very nature, not guarantees, of the Company's future operational or financial performance, and are subject to risks and uncertainties and other factors that could cause the Company's actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward looking statements. No representation or warranty is intended with respect to anticipated future results, that estimates and projections will be sustained or that any project will otherwise prove to be economic.

Readers are cautioned not to place undue reliance on these forward looking statements, which speak only of the date of this MD&A or as of the date otherwise specifically indicated herein. Due to risks and uncertainties, including the risks and uncertainties elsewhere in this MD&A, actual events may differ materially from current expectations.

OVERALL PERFORMANCE

At December 31, 2008, the Company had a strong balance sheet with assets of approximately $56 million consisting primarily of mining properties and deferred expenditures of $38.5 million, and a cash and short-term investment position of approximately $16.5 million. The Company has $1.3 million of liabilities and no debt.

The Company's cash resources were fortified on March 20, 2008 as a result of a $10 million private placement financing with a syndicate of underwriters led by Primary Capital Inc. with National Bank Financial, Wellington West Capital Markets Inc. and Evergreen Capital Partners Inc. as parties. The private placement comprised 2,500,000 flow-through shares of Queenston at a price of $4.00 per share. A cash commission equal to 6% of the gross proceeds and 150,000 broker warrants was paid to the agents. The broker warrants were exercisable at $3.65 per share and recently were fully exercised providing the Company with proceeds of over $500,000.

As a subsequent event to year end, on March 4, 2009 the Company raised an additional $18 million increasing its cash and short term balance to approximately $32 million. The private placement consisted of 4,148,570 ($16 million) hard dollar units and 460,950 ($2 million) flow-through shares. Each hard dollar unit was priced at $3.85 and consisted of one common share and one half warrant. Each full warrant entitles the holder to purchase one additional common share of the Company at a price of $5.00 for a period of 12 months. Each flow-through share was priced at $4.40. Primary Capital Inc. led the financing which included Dundee Securities and National Bank Financial. The agents received a commission of 6% of the gross proceeds and were issued broker warrants allowing them to purchase 276,571 hard dollar units of the Company over a 12 month period at a price of $3.83 per unit.

Queenston is an exploration and development company and accordingly does not generate revenues from operations. Exploration and mineral property expenditures during the year amounted to approximately $8 million compared to $6 million in 2007. The majority of expenditures in 2008 were incurred on properties in the Kirkland Lake area ($7 million) and the balance largely in Quebec ($0.2 million).

Late in the year the Company terminated its right to earn an interest in the Phoenix property located in Quebec and wrote-off exploration and property payments of approximately $192,000.

Corporate and general expenses amounted to $1.7 million in 2008 compared to $1.3 million in 2007. The increase in the corporate activity is associated with financing, marketing, regulatory costs and a move of the corporate office.

On February 14, 2008, Queenston's shareholders ratified a Shareholders Rights Plan (the "Rights Plan") at a Special Shareholders Meeting with a vote of over 99% in favour. The Rights Plan is designed both to encourage the fair and equal treatment of Queenston's shareholders in connection with any potential take-over bid and to ensure that Queenston's shareholders and its Board of Directors, in compliance with securities laws, have sufficient time to consider whether there are other options that would more effectively maximize shareholders value. The rights plan has an initial term of three years and is subject to reconfirmation by shareholders. The Rights Plan cannot be utilized to deny shareholders the opportunity to participate in any tender offer and is not designed to entrench management or Queenston's Board. The terms of the Rights Plan are similar to those in rights plans recently approved by shareholders of other Canadian corporations.

In the current economic climate, the Company is well positioned with approximately $32 million in cash and term deposits, with minimal long term obligations, and approximately $5 million of flow-through exploration commitments of which $3 million is to be spent by the end of 2009 and $2 million by the end of 2010. As a result of the recent financing, the Company has sufficient capital resources to meet its immediate exploration and corporate goals for the next three years.

RESULTS OF OPERATIONS

Properties

In 2008, the Company's primary exploration and development activity is focused in the Kirkland Lake, Ontario gold camp primarily on the Upper Beaver, McBean, South Claims and Amalgamated Kirkland properties. Other expenditures were incurred on the Wood-Pandora and Phoenix properties located in Quebec and the Westhawk Lake property in Manitoba. For the 2008 calendar year, the total exploration and development expenditures incurred on the Company's properties amounted to approximately $8 million. The exploration results on the Phoenix property located in Quebec did not warrant further work and, as a result, the Company has written-off $192,000 in expenditures.

ONTARIO

In 2008, activity was focused on two areas in the Kirkland Lake camp where the Company owns a large, 14,000 hectare ("ha") land package that hosts 7 gold deposits. In the eastern portion of the camp, the Company is advancing four of its 100% owned gold deposits in Gauthier township (Upper Beaver, McBean, Anoki and Upper Canada) towards a decision to establish a new mining complex. In the western portion of the camp, the Company is exploring the South Claims property in joint venture with Kirkland Lake Gold Inc. ("KL Gold") and on its own adjacent 100% Amalgamated Kirkland ("AK") property.

Upper Beaver Property

During 2008, Queenston incurred exploration expenditures on the Upper Beaver property amounting to approximately $2.7 million. The expenditure included drilling 20 holes with two wedges (22,399 m), a NI43-101 resource calculation and metallurgical testwork. The Upper Beaver mine previously produced intermittently (1919-1972), 140,000 oz. of Au and 11.9 million lbs. of Cu from 526,700 t grading 8.3 g/t Au and 1% Cu to a depth of 365 m.

Drilling during the year continued to outline a mineral resource on the gold-copper deposit as well as beginning deeper exploration below the deposit. Since 2005 a total of 134 drill holes (97,065 m) were completed at Upper Beaver defining four mineralized zones (Porphyry, North Contact, Syenite Breccia and South Contact) below the old mine workings to a vertical depth of -800 m. The zones occur in a series of breccia zones that dip steeply north (75°) containing chalcopyrite, magnetite, pyrite and visible gold within a mineralized corridor that extends over a horizontal and dip length of approximately 600 m near the southern contact of a syenite plug. The most prominent are the Porphyry Zones that contain approximately 82% of the mineral resource.

On September 22, 2008 the Company reported a NI 43-101 mineral resource at Upper Beaver comprising total indicated resources of 1,373,500 t grading 8.5 g/t Au (375,000 oz.) or 9.7 g/t Au uncapped (428,000 oz.) with 0.43% Cu and total inferred resources of 1,061,300 t grading 7.7 g/t Au (262,500 oz.) or 8.5 g/t Au uncapped (291,300 oz.) with 0.39% Cu. The mineral resource was completed by Watts, Griffis and McOuat Limited of Toronto under the supervision of independent qualified person Michael W. Kociumbas, P.Geo.

Summary of Upper Beaver Mineral Resources

Category	Tonnes	Cu (%) (Capped)	Au (g/t) (Uncapped)	Ounces (Uncapped)	Au (g/t) (Capped)	Ounces (Capped)
Indicated	1,373,500	0.43	9.7	428,000	8.5	375,000
Inferred	1,061,300	0.39	8.5	291,300	7.7	262,500

Note: Cutoff of 3.0 g/t Au; Au is capped at 50 g/t; Cu is capped at 2%. ("Capped" has the same meaning as "Cut")

Mineral Resources of Individual Zones

Zone /Category	Tonnes	Cu (%) (Capped)	Au (g/t) (Uncapped)	Ounces (Uncapped)	Au (g/t) (Capped)	Ounces (Capped)
Porphyry Zones						
Indicated	**942,600**	**0.52**	**10.9**	**331,100**	**9.6**	**290,700**
Inferred	**859,200**	**0.45**	**9.2**	**255,300**	**8.3**	**229,600**
South Contact Zones						
Indicated	**209,900**	**0.19**	**6.3**	**42,800**	**6.3**	**42,800**
Inferred	**171,400**	**0.15**	**4.9**	**27,000**	**4.9**	**27,000**
North Contact Zones						
Indicated	**126,700**	**0.47**	**10.0**	**40,700**	**6.9**	**28,200**
Inferred	**12,600**	**0.58**	**16.1**	**6,600**	**9.3**	**3,800**
Breccia Zone						
Indicated	**94,300**	**0.04**	**4.4**	**13,300**	**4.4**	**13,300**
Inferred	**18,100**	**0.03**	**4.1**	**2,400**	**4.1**	**2,400**

Notes:
1. Interpretation of the mineralized zones were created as 3D wireframes/solids based on a 3.0 g/t Au cutoff grade and a minimum horizontal thickness of 2 m.
2. Mineral Resources were estimated using a block model with a block size of 5m by 5m by 2m with a specific gravity of 2.9 t/m^3
3. Grade capping was done on 1 m composite/individual assays at 50 g/t Au and 2% Cu.
4. Assumed gold price was US$650/ounce.

The Company also completed eleven exploratory drill holes (12,099 m) testing a variety of targets on the property including geophysical anomalies that resulted from a Quantec Geoscience, Titan 24 survey. The most significant result was hole UB08-135 that was drilled to target the Porphyry Zone at a vertical depth of 1,100 m in the vicinity of a Titan anomaly. This hole intersected the zone approximately 300 m vertically below the previous drilling, and assayed 2.7 g/t Au with 0.75% Cu over a core length of 4.8 m (3.5 m true width). Other holes that intersected gold mineralization as part of the anomaly testing program included UB08-130 assaying 5.4 g/t Au over 1.9 m under the North Basalt Zone, UB08-132 and UB08-132W assaying 1.2 g/t Au over 0.8 m and 3.0 g/t Au over 1.5 m respectively located south of the mine workings, and hole UB08-63E assaying 4.4 g/t Au over 0.5 m at the projected location of the Porphyry Zone, 150 m west of hole UB08-135 and 130 m deeper at the -1265 level (true width estimated at 75% of core length). In December, the Company announced the completion of a further three holes (3,533 m) planned to extend the Upper Beaver mineral resource below a depth of 800 m. All holes intersected mineralization in the eastern portion of the Porphyry Zone with the most significant intersection in hole UB08-139 assaying 30.3 g/t Au with 1% Cu over a core length of 20.8 m. Within this intersection are two sub-zones containing visible gold, the Upper Porphyry Zone assaying 69.5 g/t Au with 0.4% Cu over 3.8 m and the Lower Porphyry Zone assaying 51.5 g/t Au with 2.6% Cu over 7.0 m. This intersection occurs at a vertical depth of 1000 m and approximately 200 m below the mineral resource. Hole UB08-137 was completed approximately 150 m above UB08-139 and intersected the Lower Porphyry Zone assaying 3.0 g/t Au over 7.5 m including a 0.7 m interval assaying 9.7 g/t. Hole UB08-138, drilled 100 m above UB08-137, intersected a thick Porphyry Zone intersection assaying 1.2 g/t Au over 53.7 m including an Upper Porphyry Zone interval of 0.8 m assaying 10.5 g/t Au and a Lower Zone interval of 4.3 m assaying 4.9 g/t Au.

Also during the year, metallurgical testwork continued to determine the recovery of gold and copper from a variety of mineralization styles at Upper Beaver. Independent consultant Peter W. Godbehere (B.Sc., A.R.S.M.) supervised the metallurgical studies that are being performed by SGS Mineral Services at Lakefield, Ontario. The historic records from previous operations at Upper Beaver reported excellent recoveries of 94% gold and 95% copper.

In 2009 the Company plans two programs of drilling at Upper Beaver. One program will focus on upgrading the inferred mineral resource to the indicated category towards the pre-feasibility stage and the other program will continue with deep exploration and resource enhancement. Also during the year, the Company anticipates initiating Environmental Baseline Studies and completing a Preliminary Assessment of the project to determine the economic viability of considering a mining operation.

William McGuinty, P. Geo., V.P. Exploration of Queenston and Qualified Person under NI 43-101, is supervising the Upper Beaver drilling program and has reviewed the information in this document.

McBean Property

In 2008, the Company completed 58 diamond drill holes (27,266 m) on the McBean property amounting to an expenditure of approximately $2,464,000. This program represented two phases of drilling and is required to advance the historic mineral resources at McBean to NI 43-101 standards.

Queenston and previous joint venture joint venture partner Inco Ltd. operated the McBean mine (1984-1987) producing approximately 50,000 ounces ("oz") of gold from an open pit. Due to prevailing gold prices, the underground exploitation of the remainder of the deposit below the pit was postponed and in 1996 Queenston purchased Inco's interest in the mine. There remain at McBean historic resources of 835,000 t grading 5.1 g/t Au (measured and indicated) and 1,835,200 t grading 6.5 g/t (inferred). The historic resources are not compliant to NI 43-101and should not be relied upon as they have not been confirmed by a qualified person.

The gold mineralization at McBean occurs within the deformation corridor of the Larder Lake Break hosted in both felsic intrusive (syenite, porphyry) locally termed "felsite" and green carbonate (altered ultramafic flows). Multiple, steeply south dipping mineralized zones have been identified to date within the felsic and green carbonate packages. Gold is associated with silicification containing pyrite and visible gold in both the felsic bodies and green carbonate units. Located approximately 600 m west of McBean along the Larder Lake Break is the 100% owned Anoki gold deposit that hosts a NI 43-101 measured and indicated mineral resource of 522,300 t grading 5.7 g/t and an inferred resource of 141,800 t grading 6.2 g/t calculated by Hrayr Agnerian, P.Geo. of Roscoe Postal Associates Inc. in 2004. At Anoki, the mineralization occurs as lenses containing pyrite and gold in altered volcanic flow rocks. Combined, McBean and Anoki contain the same styles of mineralization, "Carbonate Ore" and "Flow Ore" respectively, that hosted 11 million ounces of gold at the past producing Kerr Addison mine located along the same regional structure 18 km to the east.

The 2008 drilling has intersected multiple zones of gold mineralization including the following significant results: 10.2 g/t Au over 13.6 m (hole MB08-66), 7.4 g/t Au over 15.9 m (hole MB08-54), 5.9 g/t Au over 29.1 m (hole MB08-58), 5.7 g/t Au over 18.1 m (MB08-47), 9.5 g/t Au over 6.1 m and 6.5 g/t Au over 9.3 m (hole MB08-62), 15.4 g/t Au over 5.2 m (MB08-75), 5.5 g/t Au over 27.5 m (MB08-87) and 9.8 g/t Au over 5.1 m (MB08-96).

The resource definition drilling program continues at McBean in 2009, employing two rigs. Another 5,000 m is required to complete the program and at the conclusion, anticipated in the second quarter, a NI 43-101 resource calculation will be initiated. Further drilling is planned on the McBean property through the balance of 2009 to both expand the existing resource and explore for deeper mineralization.

Frank Ploeger, P. Geo., Queenston's Project Geologist and Qualified Person under NI 43-101 is supervising the McBean drilling program and has reviewed the McBean information in this document.

Upper Canada Property

In 2008, the Company incurred an expenditure of $128,000 on the Upper Canada property completing a program of digitizing historic data and geological modeling that started in 2006. The Upper Canada mine produced 1.5 million ounces of gold from 1936 to 1972 and there remains an historical, non-NI 43-101 compliant, mineral resource of 1,900,000 t grading 6.9 g/t Au. The historic resources at Upper Canada were calculated prior to NI 43-101 standards and should not be relied upon as they have not been verified by a qualified person.

During the second quarter of 2009, a surface diamond drilling program will begin to test a variety of targets that have already been identified by the geological modeling. As part of this program, drilling will evaluate the potential for an open pit resource above previously mined portions of the Upper Canada workings. Qualified persons Caroline Hawson, P.Geo., and Frank Ploeger, P.Geo., have reviewed the Upper Canada information in this document.

South Claims Property

The Company and joint venture ("JV") partner Kirkland Lake Gold Inc. ("KL Gold") continued underground development and exploration on the South Claims property during 2008. Queenston and KL Gold formed a 50%-50% JV on the South Claims property to explore the southern projection of a high-grade gold deposit, the new South Mine Complex ("SMC") discovered in 2006 on the KL Gold's Macassa mine property. The SMC is a multiple-zone, gold system discovered by KL Gold in 2005 and represents a new-style of mineralization in the camp which is located some 500 m south of the Kirkland Lake Main Break at a depth of 1,615 m (5,300 ft). In July 2008, KL Gold reported a proven and probable reserve on their 100% owned property totaling 543,000 oz of Au (696,000 tons grading 0.78 oz/ton (26.7 g/t) plus measured and indicated resources comprising 236,000 oz. of Au (360,000 tons grading 0.66 oz/ton (22.6 g/t)) and inferred resources of 558,000 oz. of Au (707,000 tons grading 0.79 oz/ton (27.1 g/t)).

The work completed by the JV in 2008 included 415m of development towards and along the JV property boundary from the 5300 foot level of the Macassa mine that provided a platform to complete 15 diamond drill holes (3,480m). Queenston's share of the exploration – development costs for this program was approximately $461,000. The program was successful in intersecting the South Mine Complex ("SMC") and on July 16, 2008, KL Gold announced a mineral resource on the JV property. The resource included 43,000 tons grading 1.11 oz/ton (38.1 g/t) containing 48,000 oz of gold in the indicated category and 73,000 tons grading 1.24 oz/ton (42.5 g/t) containing 91,000 oz of gold in the inferred category. Queenston's share of the resources is 50% or 24,000 oz in the indicated category and 45,500 oz in the inferred category. The mineral resources were calculated by KL Gold's geological staff which includes a qualified person ("QP"), Stewart Carmichael P. Geo., the Company's Chief Exploration Geologist, for the purpose of National Instrument 43-101. The resource estimate was audited and verified by independent QP, Glenn R. Clark, P. Eng., of Glenn R. Clark & Associates Limited.

Through the balance of the year, development and exploration continued to expand the SMC on the JV property. Highlights from this work include significant SMC drill hole intersections of 35.7 g/t Au over 6.6 m (hole 53-901W) holes 53-1084, 53-1085, 53-1086 and 53-1087 drilled on the western portion of the property all intersected multiple values including 52.5 g/t Au over 0.3 m (hole 53-1084), 83.0 g/t Au over 1.8 m (hole 53-1085), 42.9 g/t Au over 2.0 m (hole 53-1086) and 62.4 g/t Au over 2.8 m (hole 53-1087).

In February 2009 the JV announced that they acquired an additional property in the Kirkland Lake gold camp increasing the 50%-50% JV holdings to five properties. The new property referred to as the HM claim, is a single leased mineral claim located in Teck township adjacent to KL Gold's Macassa mine property and north of Queenston's Amalgamated Kirkland property. The JV paid $300,000 cash for the claim and there remains an underlying 2% net smelter return royalty from future production.

In 2009, the JV plans to continue with the underground development – exploration and further expand the SMC deeper onto the South Claims property. Also, exploration will begin to evaluate the new HM claim employing both underground and surface diamond drilling.

Stewart Carmichael, P. Geo., Qualified Person and KL Gold's Chief Exploration Geologist, for the purpose of N I 43-101, supervised the drilling program on behalf of the JV and compiled the data that forms the technical information in this section of the document.

Amalgamated Kirkland Property ("AK")

In 2008, the Company continued with deep exploration drilling on the 100% owned AK property that lies adjacent to and east of the South Claims property. The drilling is targeting the down-dip projection of the SMC and during the year two surface holes and six wedge holes totaling 6,060 m were completed. Total program costs amounted to approximately $1,511,000.

The first pilot hole of the program (AK07-01) intersected a series of syenite-porphyry bodies containing anomalous gold values (0.30 g/t Au over 11.0 m) between a depth of 1,704 m and 2,294 m. The hole deviated and ended 600 m southeast of its intended path. A directional wedge cut from AK07-01 confirmed that the geology displays a similar attitude to the SMC.

The second pilot hole remained on course and targeted the SMC closer to the northwest corner of the property. From pilot hole AK08-02, four directional wedge holes were completed with the most significant mineralization encountered in wedges W3 and W4 intersecting 31.8 g/t Au over 2.3 m and 13.7 g/t Au over 3.85 m respectively. In these holes visible gold occurs in altered mafic syenite and porphyry containing quartz-carbonate veining and well mineralized with fine grained pyrite and chalcopyrite. In wedge holes W1 and W2, the rocks were more highly fractured and contained numerous quartz-carbonate zones with minor sulphides and anomalous gold values ranging from 0.50 to 2.2 g/t over 1.0 m intervals. The gold mineralization encountered in the drilling is interpreted to represent a portion of the SMC at a vertical depth of 2,100 m and approximately 300 m east of the SMC on the JV South Claims property.

Located approximately 600 m southeast of the recent deep drilling is the AK Deposit, a near surface gold discovery made by Battle Mountain Canada Inc. in the early 1990's. Highlights from the discovery include a best intersection of 6.9 g/t Au over a core length of 25.7 m (14.0 m true thickness) as reported by Queenston in a news release dated March 27, 1992. This historic discovery remains open below a depth of 600 m and occurs in the same package of rocks that host the SMC.

In 2009, the deep surface drilling program will continue. A third pilot hole is in progress and will continue north, deep into the recently acquired HM joint venture property.

The technical information from the Amalgamated Kirkland property was reviewed by Queenston's Senior Geologist and qualified person Frank Ploeger, P. Geo.

QUEBEC

In 2008, Queenston incurred exploration expenditures amounting to approximately $181,000 on two Quebec properties, Wood-Pandora in the Cadillac gold camp and Phoenix in the Chapais area.

Pandora and Wood-Pandora Properties

In Cadillac, the Company owns two gold properties that are adjacent to the La Ronde and Lapa gold deposits operated by Agnico Eagle Mines Inc. On the 100% owned Pandora property that is adjacent to Agnico Eagle's Lapa mine, Queenston reports a historic inferred mineral resource of 2.33 million t grading 4.5 g/t Au in four zones and on the 50% owned Wood-Pandora JV with Globex Mining Enterprises Inc. ("Globex"), there is a reported historic inferred mineral resource of 1.43 million t grading 5.3 g/t Au in two deposits. These historic resources were calculated prior to NI 43-101 standards and should not be relied upon as they have not been verified by a qualified person.

Following two years of exploration drilling which led to the discovery of a new gold deposit, in the first quarter of 2008 the Queenston-Globex JV announced a NI 43-101 inferred mineral resource on the Ironwood gold zone of 243,200 t grading 17.3 g/t Au. The mineral resource formed part of a technical report completed by Consulting Geologist and Qualified Person, Reno Pressacco, P. Geo.

During 2008, Queenston contributed net expenditures of approximately $137,000 on the property representing our 50% share of the JV. This expenditure included completing 14 diamond drill holes that confirmed the geological interpretation of the deposit as well as provided geo-technical information for future mine development. Key intersections from this drilling include 15.3 g/t Au over 15.0 m in hole W08-64, 14.4 g/t Au over 9.9 m in hole W08-63, 12.4 g/t Au over 5.8 m in hole W08-61 and 7.6 g/t Au over 14.8 m in hole W08-73. Also during the year, the JV continued metallurgical test work on the Ironwood mineralization. Metallurgical consultant Peter W. Godbehere (B.Sc., A.R.S.M.) is monitoring the work that is being performed by SGS Mineral Services at Lakefield, Ontario. The preliminary results of are encouraging and indicate that gold recoveries in excess of 90% may be achieved.

In 2009 the Woods-Pandora JV anticipates completing a preliminary analysis to determine economic viability of developing the Ironwood deposit employing a local custom mill.

On the 100% owned Pandora property, the Company is in discussions with Agnico Eagle Mines regarding a new joint venture to explore the property underground, from the adjacent Lapa mine. Agnico Eagle plans to officially open and produce gold from Lapa this year.

Mr. Ray V. Zalnieriunas, P. Geo. and Exploration Manager of Globex has planned and supervised the drilling program employing a QA/QC program consistent with National Instrument 43-101 and industry best practices. The technical information from the Wood-Pandora property in this news release was reviewed by Queenston's Exploration manager and qualified person Michel Leblanc, P. Geo.

Phoenix Property

During the year the Company completed a soil geochemical survey, ground geophysics and diamond drilling on the Phoenix property located in the Chapais mining camp. This work amounted to a net expenditure of approximately $48,000 and was planned to assist in locating the bedrock source of three, mineralized boulders that contained significant gold and copper values up 46.7 g/t Au and 9.3% Cu. In 2007 an attempt to locate the source of the boulders failed and drilling in that program intersected pyritic and graphitic material containing minor copper and zinc sulphides. The soil geochemical survey completed in 2008 outlined a three station anomaly containing strong concentrations of gold and copper that was coincident with an untested airborne electromagnetic geophysical anomaly. Ground geophysics located the electromagnetic response and a single drill hole was completed targeting the soil anomaly. The 300 m long hole encountered no significant mineralization and the program was terminated.

To earn a 100% interest in the property, the Company was scheduled to make staged cash and/or share payments amounting to $750,000 over a three year period. The first payment on signing of the agreement was $50,000 and a second $50,000 payment was made in August. The Company plans no further work on the property and the right to earn an interest was terminated. As a result the Company wrote-off exploration and property expenditures amounting to $192,000.

Michel LeBlanc, P. Geo., Queenston's Exploration Manager and Qualified Person under NI 43-101 supervised the exploration on the property and has reviewed the information in this document.

MANITOBA

In 2009, the Company completed a geophysical airborne EM - magnetometer survey on the past producing 100% owned Westhawk gold property located in southeastern Manitoba.

Westhawk Property

During the year the Company completed an airborne geophysical survey over the 23 claim property in southeastern Manitoba approximately 100 km east of Winnipeg. Expenditures relating to the survey amounted to approximately $78,000 and will assist in identifying new drill targets on this property that has remained unexplored for the past 40 years.

The property hosts three shallow shafts (Pennic Reef, Sunbeam and Waverly) that have reported limited past production. In 1996, previous operator Whiteshell Ventures Limited reported a drill indicated resource for the Sunbeam and Waverly deposits amounting to 360,000 t grading 14 g/t Au. This resource is considered historic and cannot be relied upon as it has not been confirmed by a Qualified Person under NI 43-101.

William McGunity, P. Geo. V.P. Exploration of Queenston and Qualified Person under NI 43-101 has reviewed the Westhawk property information in this document.

Exploration Standards and Risks

Queenston conducts exploration activities under "Exploration Best Practices Guidelines" established by the Canadian Institute of Mining, Metallurgy and Petroleum (CIM) standards and conforms to National Instrument 43-101 Standards of Disclosure for Mineral Projects and Companion Policy 43-101CP.

Queenston's exploration programs are planned and managed by "Qualified Persons" who ensure that QA/QC practices are consistent with National Instrument 43-101 and industry standards.

On all projects diamond drill core that is chosen to be sampled by a Qualified Person is sawn and half the core is analyzed by standard fire assay with atomic absorption or gravimetric finish at an independent, registered commercial assay laboratory. Routine check samples are analyzed at a second laboratory and a representative sample of the drill core is retained for future reference.

The current mineral resources quoted by Queenston on the Upper Beaver, Anoki Main, Anoki South and South Claim deposits in Kirkland Lake, Ontario and on the Ironwood deposit in Cadillac, Quebec conform to National Instrument 43-101. The historic mineral resources quoted on the Upper Canada, McBean, AK and 180 East Zone, Branch Zones, C Zone, Wood-Cadillac and Central Cadillac deposits were calculated prior to National Instrument 43-101 and should not be relied upon as they have not been verified by a Qualified Person.

For the Company, asset retirement obligations primarily relate to the dismantling of the McBean Mine. The present value of the estimated future site removal and restoration costs is recorded as a liability on the Company's books and amounts to $389,000 at December 31, 2008. Under an agreement with the Ministry of Northern Development and Mines of Ontario, the Company is providing financial assurance for the mine closure with a letter of credit in the amount of $577,000. Queenston reviews all its property holdings with regard to environmental issues and risks. The Company is not aware of any other material environmental risks on its properties.

The Company has not determined whether its properties contain reserves that are economically viable. The recovery of expenditures from Queenston's properties is dependent on a number of factors, many of which are beyond the Company's control. General risks affecting Queenston and the natural resource sector include metal price fluctuations and the low success rate for the discovery of new deposits. Industry competition and lack of funding may also limit opportunities. Future political, regulatory and environmental changes could affect any aspect of the Company's business including property title, taxation, aboriginal issues and environmental protection. Queenston plans to manage these risks through careful planning, the employment of competent personnel and consultants and by maintaining sufficient insurance and cash resources.

Selected Annual Information

The following table provides selected consolidated financial information that should be read in conjunction with the audited financial statements of the Company.

	Years ended December 31		
	2008 ($000's)	2007 ($000's)	2006 ($000's)
Statement of Operations			
Revenue	589	473	245
Stock-based Compensation	(86)	2,430	709
Corporate & General Expenses	1,720	1,337	1,141
Gain on Sale of Securities	0	0	3,062
Exploration write-offs	193	1,199	64
Net Income (loss)	(158)	(4,549)	2,435
Basic Earnings (loss) per Share	(0.00)	(0.10)	0.06
Cash Flows			
Exploration Expenditures	8,145	5,843	4,963
Financing Activities	14,113	11,767	3,420
Balance Sheet Data			
Cash & Cash Equivalents	3,105	3,613	6,761
Current Assets	17,075	12,958	7,474
Mining Assets	38,480	30,149	25,159
Current Liabilities	898	1,083	672
Shareholders' Equity	54,845	42,241	32,127
Working Capital	16,177	11,875	6,802

The Company has maintained a healthy working capital and cash position over the past three years while continuing to make substantial expenditure in its exploration properties of $5,000,000 in 2006 to $5,800,000 in 2007 and $8,100,000 in 2008. These expenditures have been financed by selling securities in 2006 for proceeds of $3,200,000 as well as issuing shares through private placements and the exercise of stock options and warrants which contributed to net cash of $14,100,000 in 2008, $11,800,000 in 2007 and $3,400,000 in 2006. The Company raised its private placement financings in December 2006 ($3,000,000 gross), May 2007 ($10,115,000 gross), March 2008 ($10,000,000 gross) and March 2009 ($18,000,000 gross) thereby maintaining sufficient working capital to pay for future planned expenditures.

Revenue is comprised of interest earned on the rolling of short-term investments and bankers acceptances during the year and varied primarily on the amount of cash balances held. The net income in 2006 was a direct result of the sale of marketable securities at a gain of over $3,000,000. Corporate and general expenses have increased slightly over the past 3 years due to increased marketing, regulatory costs, office relocation costs and staffing expenses. The non-cash stock-based compensation expense varied from $700,000 in 2006 to $2,400,000 in 2007 to $(86,000) based primarily on the number of options granted, at values estimated using the Black-Scholes pricing model. Net income is lastly adjusted for the non-cash item referred to as the recovery of future income taxes now based at the time of the filing of tax returns with regards to flow through expenditures in the private placements. During 2006, $1,084,000 was recognized; in 2007, $nil was reported; and in 2008, $1,109,000 was reported.

Summary of Quarterly Results

	2008				2007			
Quarter Ended	**Dec. 31** $	**Sept. 30** $	**June 30** $	**March 31** $	**Dec. 31** $	**Sept. 30** $	**June 30** $	**March 30** $
Revenue	140,241	158,187	166,942	123,228	145,238	158,492	103,347	66,151
Corporate expenses	648,687	264,655	367,415	439,215	479,748	202,911	294,567	341,435
Mining expenditures written-off	192,166	248	0	780	35,997	1,133,168	28,363	1,409
Net income (loss)	(1,139,249)	13,427	(127,431)	1,095,237	166,840	(1,168,299)	(3,256,137)	(291,665)
Earnings(loss) per share:								
Basic	(0.02)	0.00	(0.00)	0.02	0.01	(0.03)	(0.07)	(0.01)
Diluted	(0.02)	0.00	(0.00)	0.02	0.01	(0.03)	(0.07)	(0.01)
Exploration expenditures	2,592,598	2,226,623	1,850,198	1,475,338	1,769,499	1,492,574	1,581,990	999,344
Financing activities	0	0	4,225,145	9,887,507	998,564	0	10,727,082	41,500
Working capital	16,176,918	19,341,125	21,862,686	19,490,463	11,875,231	13,174,857	14,564,010	5,637,395

During the year ended December 31, 2008, the Company reported a loss of approximately $200,000 or $0.00 per share compared to a loss of $4,600,000 or $0.10 per share in 2007. In the 4th quarter of 2008, the company's loss amounted to approximately $1,100,000 or $0.02 per share as compared to income of $200,000 or $0.01 per share in the same period last year. The four main reasons for the differences were (a) the reporting of the recovery of future income taxes, a non-cash item resulting from the renouncing of $3,825,000 of flow-through qualifying exploration expenditures to the shareholders at the effective current tax rates which amounts to approximately $1,100,000 in 2008; (b) mining properties and exploration expenditures written off in 2007 amounted to $2,200,000, mostly in the 3rd quarter, as compared to only $200,000 in the 4th quarter of 2008; (c) the recognition of the non-cash, stock based compensation expense of over $2,400,000 in 2007 as compared to a recovery of $100,000 in 2008 and (d) the Company incurred over $100,000 in the 4th quarter of 2008 in one-time corporate relocation expenses.

Interest income rose to $600,000 in 2008 as compared to last year's $500,000, and corporate and general expenses rose from approximately $1,300,000 in 2007 to $1,700,000 in 2008. This cash flow from operations was up this year because of the head office move ($100,000), increased marketing activities ($50,000), government Part XII.6 taxes paid on flow-through share "look-back" expenditures ($100,000), consulting fees paid in the 4th quarter to fulfill increased regulatory requirements ($100,000), offset by more interest income ($100,000) generated from larger cash position in 2008 resulting from the timing of the financings.

During the year ended December 31, 2008, the Company incurred just over $8,100,000 in exploration expenditures (2007 - $5,800,000) of which spending during the 4th quarter amounted to $2,600,000 (2007 - $1,800,000). The Company incurred a further $550,000 in mining property payments during 2008 compared to $270,000 last year. The 2008 expenditures are attributed largely to exploration drilling on the Upper Beaver, Amalgamated Kirkland, McBean and South Claims properties located in Kirkland Lake of Ontario. The deferred exploration expenditures at year end increased to approximately $33,900,000 as compared to $26,000,000 at December 31, 2007.

LIQUIDITY AND CAPITAL RESOURCES

The Company's usual source of funding to meet future exploration expenditures and cover administrative costs is to raise equity financing through private placements or the exercise of stock options and warrants as well as receiving proceeds from the sale of investments. In March 2008, the Company completed a private placement financing by issuing 2,500,000 shares and raising net proceeds of almost $9,900,000 and in the 2nd quarter of 2008, warrants were exercised for cash of approximately $4,200,000. At December 31, 2008, "in-the-money" stock options, if exercised, would contribute a further $7,200,000 to the Company's treasury. In March 2009, The Company completed another private placement financing by issuing 4,609,520 shares and raising gross proceeds of $18,000,000.

As at March 25, 2009, the Company had outstanding 57,432,428 common shares together with 2,489,141 warrants and 6,064,500 stock options outstanding which, if exercised, would amount to a fully diluted position of 65,986,069 common shares.

At December 31, 2008, the cash and short-term deposits position of the Company was $16,500,000 compared to $12,500,000 at December 31, 2007. The majority of the Company's cash and cash equivalents are held in Bankers' Acceptances which are short-term promissory notes that are guaranteed by Canadian banks. Accounts receivable at December 31, 2008 amounted to $600,000 (December 31, 2007 - $460,000) and included government tax receivables and exploration refunds from the Province of Quebec, and prepaid invoices. The Company has placed a reclamation deposit in the amount of $577,000 with the Ministry of Northern Development and Mines of Ontario for the McBean Mine closure. This deposit is not included in the current assets of the Company. Working capital was $16,200,000 at December 31, 2008 compared to $11,900,000 at December 31, 2007. The Company has sufficient resources to complete its 2009 corporate budget of $1,600,000 and a minimum exploration budget of $9,000,000. The $18,000,000 financing that closed on March 4, 2009 will provide adequate resources to fund exploration and administration into 2011. Management believes the cash position will fund the Company's current minimum operating budgets and will cover administrative expenses for at least another twelve months.

RELATED PARTY TRANSACTIONS

For the periods ended December 31, the Company had related party transactions with a director of the Company, which were in the normal course of operations and were measured at the exchange amounts as follows:

	Three months ended Dec. 31		**Year ended Dec. 31**	
	2008	2007	**2008**	2007
E.F. Merringer's law firm, Borden Ladner Gervais LLP:				
Legal fees included in corporate and general expenses	**$ 9,541**	$ 7,540	$ **39,054**	$ 62,804
Issue costs on financing	**$ -**	$ -	$ **40,500**	$ 41,000
Accounts payable	**$ 3,703**	$ -	$ **3,703**	$ -

CONTRACTUAL OBLIGATIONS

a) Annual payments under an operating lease for rental of office premises totals $79,000 for 2009, then in 2010 - $90,000, 2011 - $91,000, 2012 - $93,000 and 2013 - $62,000.

b) Pursuant to the common share flow-through financing in 2008, the Company is required to spend approximately $4,200,000 on Canadian Exploration Expenditures in Ontario before the end of 2009.

c) As part of the acquisition of the South Claims property, the Company is committed to pay, one-half in cash and one-half in common shares of the Company, $125,000 by January 15, 2009 and $100,000 by January 15, 2010.

d) The Company maintains a Letter of Credit in the amount of $577,000 with the Ontario government to insure the cost of the asset retirement obligations relating to the dismantling of the McBean Mine which is present valued on the Balance Sheet at $388,635.

CRITICAL ACCOUNTING ESTIMATES

Critical accounting estimates used in the preparation of the consolidated financial statements include the Company's estimate of recoverable value on its exploration properties, the estimated mine closure costs in its asset retirement obligations as well as the value of stock-based compensation. These estimates involve considerable judgment and are, or could be, affected by significant factors that are out of the Company's control.

The Company's recorded value of its exploration properties is based on historical costs that expect to be recovered in the future. The Company's recoverability evaluation is based on market conditions for minerals, underlying mineral resources associated with the properties and future costs that may be required for ultimate realization through mining operations or by sale. The mineral assets of the Company as determined by mining properties and deferred expenditures amounting to approximately $38,500,000. With the potential to expand the mineral resources on the Company's properties and assuming current gold prices, it is determined that based on recent transactions in the industry the value of Queenston's properties is understated. The Company is in an industry that is exposed to a number of risks and uncertainties, including exploration risk, development risk, commodity price risk, operating risk, ownership and political risk, funding and currency risk as well as environmental risk. There is always the potential for a material alteration to the presentation in the financial statements in the value of exploration properties subject to risks and changes presently not determinable and out of the Company's control.

The factors affecting the asset retirement obligations include the expected timing and amounts of cash outflows required to settle the mine closure obligations as well as the weighted average risk-free interest rate and inflation rate used in the present value calculation.

The factors affecting stock-based compensation include estimates of when stock options might be exercised and the expected stock price volatility. The timing for exercise of options is out of the Company's control and will depend, among other things, upon a variety of factors including the market value of the Company's shares and financial objectives of the holders of the options. The Company has used historical data to estimate volatility for the purposes of the Black-Scholes model, however the future volatility is inherently uncertain and the model has limitations in valuing non-traded options and warrants. While these estimates can have a material impact on the stock-based compensation and hence results of operations, there is no impact on the Company's financial condition.

CHANGES IN ACCOUNTING POLICIES

The Company has adopted the following new CICA standards effective January 1, 2008:

Capital Disclosures and Financial Instruments – Disclosures and Presentation

On December 1, 2006, the CICA issued three new accounting standards: Capital Disclosures (Handbook Section 1535), Financial Instruments – Disclosures (Handbook Section 3862), and Financial Instruments – Presentation (Handbook Section 3863). These new standards became effective for the Company on October 1, 2007.

Capital Disclosures:

Handbook Section 1535 specifies the disclosure of (i) an entity's objectives, policies and processes for managing capital; (ii) quantitative data about what the entity regards as capital; (iii) whether the entity has complied with any capital requirements; and (iv)if it has not complied, the consequences of such noncompliance. The Company has included disclosures recommended by the new Handbook section in note 3 to the consolidated financial statements.

Financial Instruments:

Handbook Sections 3862 and 3863 replace Handbook Section 3861, Financial Instruments – Disclosure and Presentation, revising and enhancing its disclosure requirements, and carrying forward unchanged its presentation requirements. These new sections place increased emphasis on disclosures about the nature and extent of risks arising from financial instruments and how the entity manages those risks. The Company has included disclosures recommended by the new Handbook section in note 4 to the consolidated financial statements.

FUTURE CHANGES IN ACCOUNTING POLICIES

Convergence with International Financial Reporting Standards ("IFRS")

On February 13, 2008, the Canadian Accounting Standards Board confirmed that the transition to IFRS from Canadian GAAP will occur on January 1, 2011 for public entities. The impact of this transition on the Company's consolidated financial statements has not yet been determined; however, management continues to monitor these developments and the CFO has enrolled in education courses regarding IFRS business issues and implementation strategies for mining companies.

DISCLOSURE CONTROL RISKS

Disclosure controls and procedures have been designed to ensure that information required to be disclosed by the Company is accumulated and communicated to our management as appropriate to allow timely decisions regarding required disclosure. The Company's Chief Executive Officer and Chief Financial Officer have concluded, based on their evaluation of the effectiveness of our disclosure controls and procedures as of the date of this Management's Discussion and Analysis, that disclosure controls and procedures provide reasonable assurance that material information is made known to them by others within the Company. A control system, no matter how well conceived or operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

INTERNAL CONTROL RISKS

The Chief Executive Officer and Chief Financial Officer of the Company are responsible for designing internal controls over financial reporting ("ICFR") or causing them to be designed under their supervision in order to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian GAAP. The control framework that has been used is the COSO framework. For the fiscal year ended December 31, 2008 an evaluation was commissioned by the Company under the supervision of and with the participation of management, including the Chief Executive Officer and Chief Financial Officer, of the effectiveness of its internal control over financial reporting. Based on this evaluation, the Chief Executive Officer and Chief Financial Officer concluded that internal control over financial reporting is effective as at December 31, 2008, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes. There was no change in the Company's ICFR that occurred the 4th quarter of 2008 that has materially affected, or is reasonably likely to materially affect, the Company's ICFR.

OUTLOOK

For the balance of 2009, the focus of the Company will be to continue the exploration and development of its core assets in Kirkland Lake, Ontario and Cadillac, Quebec. The Company's goal is to use its cash resources in advancing four gold deposits located in Gauthier Township, Kirkland Lake towards development. In 2008 the first step in this procedure was successfully outlined a new NI43-101 mineral resource on the Upper Beaver property. In 2009 the upgrade of the historic mineral resources at McBean and Upper Canada to NI 43-101 standards will continue. Further resource definition drilling continues on the McBean mine project to upgrade the existing historic resource to NI 43-101 standards in 2009. In addition to the resource development program, the Company will also continue deep exploration testing and resource expansion on the Upper Beaver property. In Teck Township, advanced underground exploration will continue in 2009 on the South Claims property where in 2008 a NI 43-101 mineral resource was outlined in the SMC gold zone with joint venture partner KL Gold. Also, the Company will continue deep exploration drilling on the AK property from surface where the SMC has been encountered on this 100% owned property. In Cadillac, Quebec the Company and joint venture partner Globex plan to continue advancing the Ironwood gold deposit towards a development decision in 2009.

The Company is reviewing all its exploration and development activity with respect to the current economic and financial uncertainty. Queenston has sufficient funds to continue its planned exploration programs for 2009 and proposed programs for 2010. Of the Company's current $32 million cash position only $5 million represents flow-through dollars that must be expended by December 31, 2010.

Dated: March 25, 2009

QUEENSTON MINING INC.

MANAGEMENTS DISCUSSION & ANALYSIS – 1ST QUARTER 2009

GENERAL

The following discussion of financial performance and condition should be read in conjunction with the consolidated financial statements of Queenston Mining Inc. ("Queenston", "the Company") for the three months ended March 31, 2009 and notes thereto, that have been prepared by management in accordance with Canadian generally accepted accounting policies. The Company's independent auditor has not performed a review of the financial statements. All dollar amounts are expressed in Canadian dollars unless otherwise indicated. This report which is dated May 6, 2009 and the Company's other public filings, including its most recent Annual Information Form, can be reviewed via the SEDAR website (www.sedar.com).

Queenston Mining Inc. is a Canadian mineral exploration and development company with its focus primarily on gold. The Company's primary assets are strategic property holdings located in two of Canada's historic gold camps, Kirkland Lake, Ontario and Cadillac, Quebec. The strategy of the Company is to advance its gold assets in both these camps towards a production decision. The Company is a reporting issuer in Ontario, Quebec, Manitoba, Alberta and British Columbia and its shares trade on the Toronto (QMI-T), Frankfurt, Stuttgart and Berlin stock exchanges. The head office is located in Toronto, Ontario and the Company also maintains an exploration office in Kirkland Lake, Ontario.

This MD&A may contain "forward looking statements" that reflect the Company's current expectations and projections about it future results. When used in this MD&A, forward looking statements can be identified by the use of words, such as "estimate", "consider", "expect", "anticipate", "objective" and similar expressions or variations of such words. Forward looking statements are, by their very nature, not guarantees, of the Company's future operational or financial performance, and are subject to risks and uncertainties and other factors that could cause the Company's actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward looking statements. No representation or warranty is intended with respect to anticipated future results, that estimates and projections will be sustained or that any project will otherwise prove to be economic.

Readers are cautioned not to place undue reliance on these forward looking statements, which speak only of the date of this MD&A or as of the date otherwise specifically indicated herein. Due to risks and uncertainties, including the risks and uncertainties elsewhere in this MD&A, actual events may differ materially from current expectations.

OVERALL PERFORMANCE

At March 31, 2009, the Company had a strong balance sheet with assets of approximately $73 million consisting primarily of mining properties and deferred expenditures of $40 million, and cash of approximately $31 million. The Company has approximately $1 million of liabilities and no debt.

The Company's cash resources were fortified on March 4, 2009 as a result of an $18 million private placement led by Primary Capital Inc. and included Dundee Securities and National Bank Financial. The private placement consisted of 4,148,570 ($16 million) hard dollar units and 460,950 ($2 million) flow-through shares. Each hard dollar unit was priced at $3.85 and consisted of one common share and one half warrant. Each full warrant entitles the holder to purchase one additional common share of the Company at a price of $5.00 for a period of 12 months. Each flow-through share was priced at $4.40. The agents received a commission of 6% of the gross proceeds and were issued broker warrants allowing them to purchase 276,571 hard dollar units of the Company over a 12 month period at a price of $3.83 per unit.

Queenston is an exploration and development company and accordingly does not generate revenues from operations. Exploration and mineral property expenditures during the three months ending March 31, 2009 amounted to approximately $2 million compared to $1.5 million in 2008. The majority of expenditures in 2009 were incurred on properties in the Kirkland Lake area.

Corporate and general expenses amounted to $0.4 million in 2009 compared to $0.4 million in 2008. In the first quarter of 2009, the Company granted employee incentive stock options, for the first time in almost two years, valued at approximately $3 million.

In the current economic climate, the Company is well positioned with approximately $31 million in both cash and working capital, and approximately $4.3 million of flow-through exploration commitments of which $2.3 million is to be spent by the end of 2009 and $2 million by the end of 2010. As a result of the recent financing, the Company has sufficient capital resources to meet its immediate exploration and corporate goals for the next three years.

RESULTS OF OPERATIONS

Properties

In 2009, the Company's primary exploration and development activity will be focused in the Kirkland Lake, Ontario gold camp, primarily on the Upper Beaver, McBean, Amalgamated Kirkland, South Claims joint venture ("JV"), HM JV and Commodore JV properties. Minor expenditures will be incurred on the Wood-Pandora JV located in Quebec and the Westhawk Lake property in Manitoba. For the 2009 calendar year, the Company has an exploration budget of $9 million and to the end of the first quarter, exploration and development expenditures totaled approximately $2 million.

ONTARIO

During the first quarter of 2009, activity was focused on two areas in the Kirkland Lake camp where the Company owns a large, 14,000 hectare ("ha") land package that hosts 7 gold deposits. In the eastern portion of the camp, where the Company is advancing four of its 100% owned gold deposits in Gauthier township (Upper Beaver, McBean, Anoki and Upper Canada) towards a development decision, work continued on the Upper Beaver, McBean and Upper Canada properties. In the western portion of the camp, the Company continued to explore the South Claims property in joint venture with Kirkland Lake Gold Inc. ("KL Gold") and the100% owned Amalgamated Kirkland ("AK") property.

Upper Beaver Property

During the first quarter, Queenston completed exploration expenditures on the Upper Beaver property amounting to approximately $326,000. The exploration consisted of a deep drilling program with 5 wedge holes (2,783 metres ("m")) targeting the mineralized corridor beneath the NI 43-101 mineral resource calculation completed in 2008 that outlined an indicated resource of 1,373,500 tonnes ("t") grading 8.5 grams per tonne ("g/t") gold ("Au") (375,000 ounces ("oz")) or 9.7 g/t Au uncapped (428,000 oz) with 0.43% copper ("Cu") and an inferred resource of 1,061,300 t grading 7.7 g/t Au (262,500 oz) or 8.5 g/t Au uncapped (291,300 oz) with 0.39% Cu. The mineral resources were completed by Watts, Griffis and McOuat Limited of Toronto under the supervision of independent qualified person Michael W. Kociumbas, P.Geo. The Upper Beaver mine previously produced intermittently (1919-1972), 140,000 oz of Au and 11.9 million pounds ("lbs") of Cu from 526,700 t grading 8.3 g/t Au and 1% Cu to a depth of 365 m.

The deep drilling program followed up the previous success announced in December 2008 of a wide interval of high-grade mineralization in hole UB-08-139 assaying 30.3 g/t Au with 1.0% Cu over a core length of 20.8 m (see news release dated December 18, 2008). This intersection occurs in the Porphyry Zone at a vertical depth of 1000 m on the east side of a diabase dike and approximately 200 m below the NI 43-101 mineral resource. The Porphyry Zone is the largest gold-copper body of the deposit containing over 80% of the mineral resource (942,600 t grading 9.6 g/t Au (10.9 g/t uncapped) indicated and 859,200 t grading 8.3 g/t Au (9.2 g/t uncapped). The diabase dyke is an important feature as it represents a late geological unit that is spatially associated to the Upper Beaver mineralization and appears to occupy the center of the mineralized corridor.

New drill hole UB09-135W, intersected the Porphyry Zone on the west side of the diabase dike at a vertical depth of 1150 m, assaying 6.3 g/t Au with 0.5% Cu over a core length of 19.7 m. This intersection is located approximately 350 m below the mineral resource and 150 m below previous hole UB08-139. Also during the period holes UB08-63WE, -63W1 and -63W2 were all completed west of the intended target and appear to have intersected the western margin of the mineralized corridor. In all three holes narrow intervals of the Porphyry Zone were intersected with a best result of 13.6 g/t Au over a core length of 0.6 m in hole UB08-63W2. Hole UB08-135W1 remained in the diabase dike and was abandoned. Previous pilot hole UB08-135, intersected a narrow interval in the Porphyry Zone at a vertical depth of 1250 m approximately 100 m below UB08-135W2, assaying 2.2 g/t Au over a core length of 0.9 m. The deep exploration drilling continues and a second drill will be added to the program.

Also during the first quarter the Company completed a scoping level metallurgical investigation of samples of Upper Beaver mineralization at SGS-Lakefield. The objective was primarily to confirm metallurgical performance of earlier test work and mine production, employing typical gold and copper recovery methods. The Lakefield program reconfirmed that high recovery rates of gold and copper can be achieved from Upper Beaver ores with conventional treatment methods. Gravity concentration was particularly successful when compared to earlier efforts, with around 63% gold recovery utilizing a Knelson concentrator. Combined gravity-flotation treatment resulted in gold and copper recoveries of 93.1 and 96.3% respectively. By applying a cyanidation stage to the flotation tailings the total gold recovery could be improved to 99%. Given the low sulphide content of the ore and the very low levels of heavy metals, preliminary environmental results were encouraging showing the tailings to be acid-consuming with expectations of an excellent effluent quality.

For the balance of 2009 the Company plans two programs of drilling at Upper Beaver. One program will focus on upgrading the inferred mineral resource to the indicated category towards the pre-feasibility stage and the other program will continue with deep exploration and resource enhancement. Also during the year, the Company anticipates initiating Environmental Baseline Studies and completing a Preliminary Assessment of the project to determine the economic viability of considering a mining operation. William McGuinty, P. Geo., V.P. Exploration of Queenston and Qualified Person under NI 43-101, is supervising the Upper Beaver drilling program and has reviewed the information in this document.

McBean Property

During the first quarter of 2009, the Company completed 27 diamond drill holes (9,945 m) on the McBean property amounting to an expenditure of approximately $1,030,000. Including the 2008 program, a total of 85 drill holes (37,211m) of drilling has now been completed on the McBean project in two phases to advance the historic mineral resources at McBean to NI 43-101 standards.

Queenston and previous joint venture joint venture partner Inco Ltd. operated the McBean mine (1984-1987) producing approximately 50,000 oz of gold from an open pit. Due to prevailing gold prices, the underground exploitation of the remainder of the deposit below the pit was postponed and in 1996 Queenston purchased Inco's interest in the mine. There remain at McBean historic resources of 835,000 t grading 5.1 g/t Au (measured and indicated) and 1,835,200 t grading 6.5 g/t (inferred). The historic resources are not compliant to NI 43-101 and should not be relied upon as they have not been confirmed by a qualified person.

The gold mineralization at McBean occurs within the deformation corridor of the Larder Lake Break hosted in both felsic intrusive (syenite, porphyry) locally termed "felsite" and green carbonate (altered ultramafic flows). Multiple, steeply south dipping mineralized zones have been identified to date within the felsic and green carbonate packages. Gold is associated with silicification containing pyrite and visible gold in both the felsic bodies and green carbonate units. The 2009 drilling has intersected multiple zones of gold mineralization within the limits of the historic resource. The result of the 2009 drilling is being tabulated and will be announced in the second quarter. Significant results announced in 2008 include; 10.2 g/t Au over 13.6 m (hole MB08-66), 7.4 g/t Au over 15.9 m (hole MB08-54), 5.9 g/t Au over 29.1 m (hole MB08-58), 5.7 g/t Au over 18.1 m (MB08-47), 9.5 g/t Au over 6.1 m and 6.5 g/t Au over 9.3 m (hole MB08-62), 15.4 g/t Au over 5.2 m (MB08-75), 5.5 g/t Au over 27.5 m (MB08-87) and 9.8 g/t Au over 5.1 m (MB08-96).

Located approximately 600 m west of McBean along the Larder Lake Break is the 100% owned Anoki gold deposit that hosts a NI 43-101 measured and indicated mineral resource of 522,300 t grading 5.7 g/t and an inferred resource of 141,800 t grading 6.2 g/t calculated by Hrayr Agnerian, P.Geo. of Roscoe Postal Associates Inc. in 2004. At Anoki, the mineralization occurs as lenses containing pyrite and gold in altered volcanic flow rocks. Combined, McBean and Anoki contain the same styles of mineralization, "Carbonate Ore" and "Flow Ore" respectively, that hosted 11 million ounces of gold at the past producing Kerr Addison mine located along the same regional structure 18 km to the east.

The resource definition drilling program is continuing at McBean during the second quarter employing two rigs and is anticipated to be completed in June. At that time a NI 43-101 resource calculation will be initiated. Further drilling is planned on the McBean property through the balance of 2009 to both expand the existing resource and explore for deeper mineralization.

Frank Ploeger, P. Geo., Queenston's Project Geologist and Qualified Person under NI 43-101, is supervising the McBean drilling program and has reviewed the McBean information in this document.

Upper Canada Property

During the first quarter of 2009, the Company incurred an expenditure of $37,000 on the Upper Canada property continuing a program of digitizing historic data and geological modeling that began in 2006. The Upper Canada mine produced 1.5 million ounces of gold from 1936 to 1972 and there remains an historical, non-NI 43-101 compliant, mineral resource of 1,900,000 t grading 6.9 g/t Au. The historic resources at Upper Canada were calculated prior to NI 43-101 standards and should not be relied upon as they have not been verified by a qualified person.

In the second quarter of 2009, a surface diamond drilling program will begin to test a variety of targets that have already been identified by the geological modeling including the potential for a near surface, bulk mining scenario. As part of this program, drilling will evaluate the potential for an open pit resource above previously mined portions of the Upper Canada workings. Qualified persons Caroline Hawson, P.Geo., and Frank Ploeger, P.Geo., have reviewed the Upper Canada information in this document.

South Claims Property

The Company and KL Gold continued underground development and exploration on the South Claims JV property during the first quarter of 2009. Queenston and KL Gold formed a 50%-50% JV on the South Claims property to explore the southern projection of a high-grade gold deposit, the new South Mine Complex ("SMC") discovered in 2006 on the KL Gold's Macassa mine property. The SMC is a multiple-zone, gold system discovered by KL Gold in 2005 and represents a new style of mineralization in the camp which is located some 500 m south of the Kirkland Lake Main Break at a depth of 1,615 m (5,300 ft). In July 2008, KL Gold reported a proven and probable reserve on their 100% owned property totaling 543,000 oz of Au (696,000 tons grading 0.78 oz/ton (26.7 g/t) plus measured and indicated resources comprising 236,000 oz. of Au (360,000 tons grading 0.66 oz/ton (22.6 g/t)) and inferred resources of 558,000 oz. of Au (707,000 tons grading 0.79 oz/ton (27.1 g/t)).

The work completed by the JV in 2008 led to a NI 43-101 mineral resource that included 43,000 tons grading 1.11 oz/ton (38.1 g/t) containing 48,000 oz of gold in the indicated category and 73,000 tons grading 1.24 oz/ton (42.5 g/t) containing 91,000 oz of gold in the inferred category. Queenston's share of the resources is 50% or 24,000 oz in the indicated category and 45,500 oz in the inferred category. The mineral resources were calculated by KL Gold's geological staff which includes a qualified person ("QP"), Stewart Carmichael P. Geo., the Company's Chief Exploration Geologist, for the purpose of National Instrument 43-101. The resource estimate was audited and verified by independent QP, Glenn R. Clark, P. Eng., of Glenn R. Clark & Associates Limited.

During the first quarter of 2009 the Company's share of expenditures on the property amounted to $58,000 consisting of 50 m of development and 730 m of diamond drilling in five holes. The drilling was designed to test from the 5300 level of the Macassa mine the unexplored gap between previous holes that formed part of the mineral resource. Three of the five holes intersected significant mineralization associated with the SMC including 62.1 g/t Au over a core length of 5.0 m in hole 53-1213, 90.2 g/t Au over 4.1 m in hole 53-1203 and 36.0 g/t Au over 3.4 m in hole 53-1200. These new drilling results will be used in calculating a new NI 43-101 resource on the South Claims property to be reported during the second quarter.

In February 2009 the JV announced that it acquired an additional property in the Kirkland Lake gold camp increasing the 50%-50% JV holdings to five properties. The new property referred to as the HM claim, is a single leased mineral claim located in Teck Township adjacent to KL Gold's Macassa mine property and north of Queenston's Amalgamated Kirkland property. The JV paid $300,000 cash for the claim and there remains an underlying 2% net smelter return royalty from future production.

For the balance or 2009, the JV plans to continue with the underground development – exploration and further expand the SMC deeper onto the South Claims property. Also, exploration will begin to evaluate the new HM claim employing both underground and surface diamond drilling.

Stewart Carmichael, P. Geo., KL Gold's Chief Exploration Geologist and Qualified Person for the purpose of NI 43-101, supervised the drilling program on behalf of the JV and compiled the data that forms the technical information in this section of the document.

Amalgamated Kirkland Property ("AK")

During the first quarter of 2009 the Company continued with deep exploration drilling on the 100% owned AK property that lies adjacent to and east of the South Claims property. The drilling is targeting the down-dip projection of the SMC and during the period, one pilot hole and four wedge holes totaling 2,014 m were completed. Total program costs amounted to approximately $347,000.

From pilot hole AK08-02, four directional wedge holes were completed with the most significant mineralization encountered in wedges W3 and W4. In these holes, visible gold occurs in altered mafic syenite and porphyry containing quartz-carbonate veining with fine grained pyrite and chalcopyrite. Hole AK08-02W3 intersected 13.7 g/t Au over 3.9 m including a higher grade interval assaying 96.5 g/t Au over 0.5 m. Hole AK08-02W4 intersected 31.6 g/t Au over 2.3 m including an interval assaying 59.4 g/t Au over 0.9 m. The mineralization was intersected at approximately 1700 metres below surface and is interpreted to represent an extension of the SMC currently being explored, developed and mined by KL Gold on the adjoining Macassa property located 300 m to the west. In wedge holes W1 and W2 the rocks were more highly fractured and contained numerous quartz-carbonate zones with minor sulphides and anomalous gold values ranging from 0.50 to 2.2 g/t over 1.0 m intervals.

Located approximately 600 m southeast of the recent deep drilling is the AK Deposit, a near surface gold discovery made by Battle Mountain Canada Inc. in the early 1990's. Highlights from the discovery include a best intersection of 6.9 g/t Au over a core length of 25.7 m (14.0 m true thickness) as reported by Queenston in a news release dated March 27, 1992. This historic discovery remains open below a depth of 600 m and occurs in the same package of rocks that host the SMC.

For the balance of the year, the deep surface drilling program will continue with two drill rigs.

The technical information from the Amalgamated Kirkland property was reviewed by Queenston's Senior Geologist and qualified person Frank Ploeger, P. Geo.

Commodore

In February the Company and Newstrike Resources Ltd. formed a joint venture (50% each) to purchase and explore 36 mineral claims mineral claims located in Lebel and Gauthier Townships. The claims form the Commodore property that covers a favourable gold horizon hosting a shallow historic mineral resource and a high grade gold showing.

Under terms of the option agreement with a third party, to earn a 100% interest in the property Newstrike and Queenston have each paid the vendor $5,000 cash and by August 9, 2009 will pay a further $95,000 cash each and issue 35,000 shares of Newstrike and 10,000 shares of Queenston. There are no underlying royalties on the property.

The property is located north of the Larder Lake Break straddling covering an altered and mineralized volcanic assemblage of Timiskaming rocks and hosts a small, shallow gold deposit (Commodore Zone) that contains an inferred mineral resource of 670,000 t grading 2.4 g/t Au (51,660 oz) including a higher grade core of 278,500 t grading 3.8 g/t Au. The resource was calculated by Lorne Burden of W.A. Hubacheck Consultants Limited in a report dated January 1997 filed with the Ontario Ministry of Northern Development and Mines. This resource is not compliant to National Instrument 43-101 and should not be relied upon as it has not been verified by a qualified person.

Exploration highlights from the previous drilling on the Commodore Zone include 12.4 g/t Au over 6.8 m in hole Egg- 8, 7.1 g/t Au over 5.1 m in hole Egg-11 and 4.1 g/t Au over 6.4 m in hole Egg-13. Hole Egg-4, targeting a separate geophysical anomaly on the southwestern portion of the property intersected a high-grade gold intersection assaying 43.5 g/t over a core length of 1.5 m.

Newstrike and Queenston will form a joint venture to further explore the Commodore property and plan a first phase program in 2009 comprising geophysics and diamond drilling targeting both the Commodore Zone and the high-grade mineralization in hole Egg-4.

QUEBEC

Pandora and Wood-Pandora Properties

In Cadillac, the Company owns two gold properties that are adjacent to the La Ronde and Lapa gold deposits operated by Agnico Eagle Mines Inc. On the 100% owned Pandora property that is adjacent to Agnico Eagle's Lapa mine, Queenston reports a historic inferred mineral resource of 2.33 million t grading 4.5 g/t Au in four zones and on the 50% owned Wood-Pandora JV with Globex Mining Enterprises Inc. ("Globex"), there is a reported historic inferred mineral resource of 1.43 million t grading 5.3 g/t Au in two deposits. These historic resources were calculated prior to NI 43-101 standards and should not be relied upon as they have not been verified by a qualified person.

In 2008, the Wood-Pandora JV announced a NI 43-101 inferred mineral resource on the Ironwood gold zone of 243,200 t grading 17.3 g/t Au. The mineral resource formed part of a technical report completed by Consulting Geologist and Qualified Person, Reno Pressacco, P. Geo.

During the first quarter of 2009 the Company's share of expenditures amounted to $6,000 representing costs to complete metallurgical test work. In a report completed by SGS-Lakefield, the test work on a composite sample of mineralization displayed excellent gold recoveries of 97.5% employing gravity separation and bulk floatation.

For the balance of 2009 the Wood-Pandora JV anticipates completing a preliminary analysis to determine economic viability of developing the Ironwood deposit employing a local custom mill.

On the 100% owned Pandora property, the Company is in discussions with Agnico Eagle Mines regarding a new joint venture to explore the property underground, from the adjacent Lapa mine. Agnico Eagle plans to officially open and produce gold from Lapa this year.

Mr. Ray V. Zalnieriunas, P. Geo. and Exploration Manager of Globex has planned and supervised the drilling program employing a QA/QC program consistent with National Instrument 43-101 and industry best practices.

MANITOBA

Westhawk Property

On the past producing, 100% owned Westhawk gold property located in southeastern Manitoba, the Company initiated a compilation of the property that included a new geophysical airborne EM - magnetometer survey at a cost of approximately $6,000 during the first quarter of 2009.

The property hosts three shallow shafts (Pennic Reef, Sunbeam and Waverly) that have reported limited past production. In 1996, previous operator Whiteshell Ventures Limited reported a drill indicated resource for the Sunbeam and Waverly deposits amounting to 360,000 t grading 14 g/t Au. This resource is considered historic and cannot be relied upon as it has not been confirmed by a Qualified Person under NI 43-101.

During the balance of 2009, the Company will complete the compilation study and propose an exploration program.

William McGuinty, P. Geo. V.P. Exploration of Queenston and Qualified Person under NI 43-101 has reviewed the Westhawk property information in this document.

Exploration Standards and Risks

Queenston conducts exploration activities under "Exploration Best Practices Guidelines" established by the Canadian Institute of Mining, Metallurgy and Petroleum (CIM) standards and conforms to National Instrument 43-101 Standards of Disclosure for Mineral Projects and Companion Policy 43-101CP.

Queenston's exploration programs are planned and managed by "Qualified Persons" who ensure that QA/QC practices are consistent with National Instrument 43-101 and industry standards.

On all projects diamond drill core that is chosen to be sampled by a Qualified Person is sawn and half the core is analyzed by standard fire assay with atomic absorption or gravimetric finish at an independent, registered commercial assay laboratory. Routine check samples are analyzed at a second laboratory and a representative sample of the drill core is retained for future reference.

The current mineral resources quoted by Queenston on the Upper Beaver, Anoki Main, Anoki South and South Claim deposits in Kirkland Lake, Ontario and on the Ironwood deposit in Cadillac, Quebec conform to National Instrument 43-101. The historic mineral resources quoted on the Upper Canada, McBean, AK and 180 East Zone, Branch Zones, C Zone, Wood-Cadillac and Central Cadillac deposits were calculated prior to National Instrument 43-101 and should not be relied upon as they have not been verified by a Qualified Person.

For the Company, asset retirement obligations primarily relate to the dismantling of the McBean Mine. The present value of the estimated future site removal and restoration costs is recorded as a liability on the Company's books and amounts to $396,000 at March 31, 2009. Under an agreement with the Ministry of Northern Development and Mines of Ontario, the Company is providing financial assurance for the mine closure with a letter of credit in the amount of $577,000. Queenston reviews all its property holdings with regard to environmental issues and risks. The Company is not aware of any other material environmental risks on its properties.

The Company has not determined whether its properties contain reserves that are economically viable. The recovery of expenditures from Queenston's properties is dependent on a number of factors, many of which are beyond the Company's control. General risks affecting Queenston and the natural resource sector include metal price fluctuations and the low success rate for the discovery of new deposits. Industry competition and lack of funding may also limit opportunities. Future political, regulatory and environmental changes could affect any aspect of the Company's business including property title, taxation, aboriginal issues and environmental protection. Queenston plans to manage these risks through careful planning, the employment of competent personnel and consultants and by maintaining sufficient insurance and cash resources.

Summary of Quarterly Results

	2009	2008				2007		
Quarter Ended	**March 31 $**	**Dec. 31 $**	**Sept. 30 $**	**June 30 $**	**March 31 $**	**Dec. 31 $**	**Sept. 30 $**	**June 30 $**
Revenue	66,994	140,241	158,187	166,942	123,228	145,238	158,492	103,347
Corporate expenses	382,133	648,687	264,655	367,415	439,215	479,748	202,911	294,567
Mining expenditures written-off	1,037	192,166	248	0	780	35,997	1,133,168	28,363
Net income (loss)	(354,033)	(1,139,249)	13,427	(127,431)	1,095,237	166,840	(1,168,299)	(3,256,137)
Earnings(loss) per share:								
Basic	(0.01)	(0.02)	0.00	(0.00)	0.02	0.01	(0.03)	(0.07)
Diluted	(0.01)	(0.02)	0.00	(0.00)	0.02	0.01	(0.03)	(0.07)
Exploration expenditures	1,955,572	2,592,598	2,226,623	1,850,198	1,475,338	1,769,499	1,492,574	1,581,990
Financing activities	17,280,467	0	0	4,225,145	9,887,507	998,564	0	10,727,082
Working capital	31,035,221	16,176,918	19,341,125	21,862,686	19,490,463	11,875,231	13,174,857	14,564,010

During the period ended March 31, 2009, the Company reported a loss of approximately $350,000 or $0.01 per share compared to an income of $1,100,000 or $0.02 per share in 2008. The two main reasons for the difference were both non-cash activities, namely (a) the reporting of the recovery of future income taxes, a non-cash item resulting from the renouncing of $10,000,000 (2008 - $3,825,000) of flow-through qualifying exploration expenditures to the shareholders at the effective current tax rates which amounts to approximately $2,900,000 (2008 - $1,400,000); and (b) the recognition of the non-cash, stock based compensation expense of over $2,900,000 in 2009 as compared to a recovery of $40,000 in 2008.

Interest income dropped to $70,000 in 2009 as compared to last year's $120,000 as a result of lower yields, and corporate and general expenses also dropped slightly from approximately $440,000 in 2008 to $380,000 in 2009.

During the 1st quarter ended March 31, 2009, the Company incurred just under $2,000,000 in exploration expenditures (2008 - $1,500,000) and incurred a further $160,000 in mining property payments during 2009 compared to $500,000 last year. The 2009 expenditures are attributed largely to exploration drilling on the Upper Beaver, Amalgamated Kirkland, and McBean properties located in Kirkland Lake of Ontario. The deferred exploration expenditures at period end increased to approximately $35,900,000 as compared to $33,900,000 at December 31, 2008.

LIQUIDITY AND CAPITAL RESOURCES

The Company's usual source of funding to meet future exploration expenditures and cover administrative costs is to raise equity financing through private placements or the exercise of stock options and warrants as well as receiving proceeds from the sale of investments. In March 2009, the Company completed a private placement financing by issuing 4,609,520 shares and raising net proceeds of almost $16,500,000. As well warrants and options were exercised for cash of approximately $600,000. At March 31, 2009, "in-the-money" stock options, if exercised, would contribute a further $7,000,000 to the Company's treasury.

As at May 6, 2009, the Company had outstanding 57,482,428 common shares together with 2,489,141 warrants and 6,014,500 stock options outstanding which, if exercised, would amount to a fully diluted position of 65,986,069 common shares.

At March 31, 2009, the cash and short-term investments position of the Company was $31,200,000 compared to $16,500,000 at December 31, 2008. The Company's cash and cash equivalents are held in T-bills, a daily money market deposit account and Bankers' Acceptances. Accounts receivable at March 31, 2009 amounted to $600,000 (December 31, 2008 - $600,000) and included government tax receivables and exploration refunds from the Province of Quebec, and prepaid invoices. The Company has placed a reclamation deposit in the amount of $577,000 with the Ministry of Northern Development and Mines of Ontario for the McBean Mine closure. This deposit is not included in the current assets of the Company. Working capital was $31,000,000 at March 31, 2009 compared to $16,200,000 at December 31, 2008. At year end the Company had sufficient resources to complete its 2009 corporate budget of $1,600,000 and a minimum exploration budget of $9,000,000. The $18,000,000 financing that closed on March 4, 2009 will now provide adequate resources to fund exploration and administration into 2011.

RELATED PARTY TRANSACTIONS

For the periods ended March 31, the Company had related party transactions with a director of the Company, which were in the normal course of operations and were measured at the exchange amounts as follows:

	Three months ended March 31	
	2009	2008
E.F. Merringer's law firm,		
Borden Ladner Gervais LLP:		
Legal fees included in corporate and general expenses	**$ 32,277**	$ 24,060
Issue costs on financing	**$ 51,745**	$ 40,500
Accounts payable	**$ 40,000**	$ 50,217

CONTRACTUAL OBLIGATIONS

a) Annual payments under an operating lease for rental of office premises total $79,000 for 2009, then in 2010 - $90,000, 2011 - $91,000, 2012 - $93,000 and 2013 - $62,000.

b) Pursuant to the common share flow-through financings in 2009 and 2008, the Company is presently required to spend approximately $2,300,000 and $2,000,000 on Canadian Exploration Expenditures in Ontario before the end of 2009 and 2010 respectively.

c) As part of the acquisition of the South Claims property, the Company is committed to pay, one-half in cash and one-half in common shares of the Company, $100,000 by January 15, 2010.

d) The Company maintains a Letter of Credit in the amount of $577,000 with the Ontario government to insure the cost of the asset retirement obligations relating to the dismantling of the McBean Mine which is present valued on the Balance Sheet at $396,407.

CRITICAL ACCOUNTING ESTIMATES

Critical accounting estimates used in the preparation of the consolidated financial statements include the Company's estimate of recoverable value on its exploration properties, the estimated mine closure costs in its asset retirement obligations as well as the value of stock-based compensation. These estimates involve considerable judgment and are, or could be, affected by significant factors that are out of the Company's control.

The Company's recorded value of its exploration properties is based on historical costs that expect to be recovered in the future. The Company's recoverability evaluation is based on market conditions for minerals, underlying mineral resources associated with the properties and future costs that may be required for ultimate realization through mining operations or by sale. The mineral assets of the Company as determined by mining properties and deferred expenditures amounting to approximately $40,600,000. With the potential to expand the mineral resources on the Company's properties and assuming current gold prices, it is determined that based on recent transactions in the industry the value of Queenston's properties is understated. The Company is in an industry that is exposed to a number of risks and uncertainties, including exploration risk, development risk, commodity price risk, operating risk, ownership and political risk, funding and currency risk as well as environmental risk. There is always the potential for a material

alteration to the presentation in the financial statements in the value of exploration properties subject to risks and changes presently not determinable and out of the Company's control.

The factors affecting the asset retirement obligations include the expected timing and amounts of cash outflows required to settle the mine closure obligations as well as the weighted average risk-free interest rate and inflation rate used in the present value calculation.

The factors affecting stock-based compensation include estimates of when stock options might be exercised and the expected stock price volatility. The timing for exercise of options is out of the Company's control and will depend, among other things, upon a variety of factors including the market value of the Company's shares and financial objectives of the holders of the options. The Company has used historical data to estimate volatility for the purposes of the Black-Scholes model, however the future volatility is inherently uncertain and the model has limitations in valuing non-traded options and warrants. While these estimates can have a material impact on the stock-based compensation and hence results of operations, there is no impact on the Company's financial condition.

CHANGES IN ACCOUNTING POLICIES

The Company has not adopted any new CICA standards effective January 1, 2009.

FUTURE CHANGES IN ACCOUNTING POLICIES

Convergence with International Financial Reporting Standards ("IFRS")

On February 13, 2008, the Canadian Accounting Standards Board confirmed that the transition to IFRS from Canadian GAAP will occur on January 1, 2011 for public entities. The impact of this transition on the Company's consolidated financial statements has not yet been determined; however, management continues to monitor these developments and the CFO has enrolled in education courses regarding IFRS business issues and implementation strategies for mining companies.

INTERNAL CONTROLS OVER FINANCIAL REPORTING ("ICFR")

There was no change in the Company's ICFR that occurred during the period beginning on January 1, 2009 and ended on March 31, 2009 that has materially affected, or is reasonably likely to materially affect, the Company's ICFR.

OUTLOOK

For the balance of 2009, the focus of the Company will be to continue the exploration and development of its core assets in Kirkland Lake, Ontario and Cadillac, Quebec. The Company's goal is to use its cash resources in advancing four gold deposits located in Gauthier Township, Kirkland Lake towards development. In 2008 the first step in this procedure was successfully outlined a new NI 43-101 mineral resource on the Upper Beaver property. In 2009, the upgrade of the historic mineral resources at McBean and Upper Canada to NI 43-101 standards will continue. Further resource definition drilling continues on the McBean mine project to upgrade the existing historic resource to NI 43-101 standards in 2009. In addition to the resource development program, the Company will also continue deep exploration testing and resource expansion on the Upper Beaver property. In Teck Township, advanced underground exploration will continue in 2009 on the South Claims property where in 2008 a NI 43-101 mineral resource was outlined in the SMC gold zone with joint venture partner KL Gold. Also, the Company will continue deep exploration drilling on the AK property from surface where the SMC has been encountered on this 100% owned property. In Cadillac, Quebec the Company and joint venture partner Globex plan to continue advancing the Ironwood gold deposit towards a development decision in 2009.

For 2009, the Company has an exploration budget of $9 million that will employ 7 diamond drill rigs. The Company is reviewing all its exploration and development activity with respect to the current economic and financial uncertainty. Queenston has sufficient funds to continue its planned exploration programs for 2009 and proposed programs through 2010 and into 2011. Of the Company's current $31 million cash position only $4 million represents flow-through dollars that must be expended by December 31, 2010.

Dated: May 6, 2009

QUEENSTON MINING INC.

MANAGEMENTS DISCUSSION & ANALYSIS – 2nd QUARTER 2009

GENERAL

The following discussion of financial performance and condition should be read in conjunction with the consolidated financial statements of Queenston Mining Inc. ("Queenston", "the Company") for the three and six months ended June 30, 2009 and notes thereto, that have been prepared by management in accordance with Canadian generally accepted accounting policies. The Company's independent auditor has not performed a review of the financial statements. All dollar amounts are expressed in Canadian dollars unless otherwise indicated. This report which is dated July 29, 2009 and the Company's other public filings, including its most recent Annual Information Form, can be reviewed via the SEDAR website (www.sedar.com).

Queenston Mining Inc. is a Canadian mineral exploration and development company with its focus primarily on gold. The Company's primary assets are strategic property holdings located in two of Canada's historic gold camps, Kirkland Lake, Ontario and Cadillac, Quebec. The strategy of the Company is to advance its gold assets in both these camps towards a production decision. The Company is a reporting issuer in Ontario, Quebec, Manitoba, Alberta and British Columbia and its shares trade on the Toronto (QMI-T), Frankfurt, Stuttgart and Berlin stock exchanges. The head office is located in Toronto, Ontario and the Company also maintains an exploration office in Kirkland Lake, Ontario.

This MD&A may contain "forward looking statements" that reflect the Company's current expectations and projections about it future results. When used in this MD&A, forward looking statements can be identified by the use of words, such as "estimate", "consider", "expect", "anticipate", "objective" and similar expressions or variations of such words. Forward looking statements are, by their very nature, not guarantees, of the Company's future operational or financial performance, and are subject to risks and uncertainties and other factors that could cause the Company's actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward looking statements. No representation or warranty is intended with respect to anticipated future results, that estimates and projections will be sustained or that any project will otherwise prove to be economic.

Readers are cautioned not to place undue reliance on these forward looking statements, which speak only of the date of this MD&A or as of the date otherwise specifically indicated herein. Due to risks and uncertainties, including the risks and uncertainties elsewhere in this MD&A, actual events may differ materially from current expectations.

OVERALL PERFORMANCE

At June 30, 2009, the Company had a strong balance sheet with assets of approximately $73 million consisting primarily of mining properties and deferred expenditures of $43 million, and cash of approximately $29 million. The Company has approximately $1 million of liabilities and no debt.

The Company's cash resources were fortified on March 4, 2009 as a result of an $18 million private placement led by Primary Capital Inc. and included Dundee Securities and National Bank Financial. The private placement consisted of 4,148,570 ($16 million) hard dollar units and 460,950 ($2 million) flow-through shares. Each hard dollar unit was priced at $3.85 and consisted of one common share and one half warrant. Each full warrant entitles the holder to purchase one additional common share of the Company at a price of $5.00 for a period of 12 months. Each flow-through share was priced at $4.40. The agents received a commission of 6% of the gross proceeds and were issued broker warrants allowing them to purchase 276,571 hard dollar units of the Company over a 12 month period at a price of $3.83 per unit.

Queenston is an exploration and development company and accordingly does not generate revenues from operations. Exploration and mineral property expenditures during the six months ending June 30, 2009 amounted to approximately $4.3 million compared to $3.3 million in 2008. The majority of expenditures in 2009 were incurred on properties in the Kirkland Lake area.

Corporate and general expenses amounted to $0.8 million in 2009 compared to $0.8 million in 2008. In the first quarter of 2009, the Company granted employee incentive stock options, for the first time in almost two years, valued at approximately $3 million.

In the current economic climate, the Company is well positioned with approximately $29 million in both cash and working capital, and approximately $2 million of flow-through exploration commitments to be spent by the end of 2010. As a result of the March financing, the Company has sufficient capital resources to meet its immediate exploration and corporate goals for the next three years.

RESULTS OF OPERATIONS

Properties

In 2009, the Company's primary exploration and development activity is focused in the Kirkland Lake, Ontario gold camp primarily on the Upper Beaver, McBean, Upper Canada, Amalgamated Kirkland, South Claims JV, HM JV, Commodore JV and Lac-McVittie JV properties. Minor expenditures will be incurred on the Wood-Pandora JV located in Quebec and the Westhawk Lake property in Manitoba. For the 2009 calendar year, the Company has an exploration budget of $10 million and to the end of the second quarter, exploration and development expenditures totaled approximately $4.3 compared to $3.3 million for the same period in 2008.

ONTARIO

During the second quarter of 2009, activity was focused on two areas in the Kirkland Lake camp where the Company owns interests in a large, 14,000 hectare ("ha") land package that hosts 8 gold deposits. In the eastern portion of the camp, where the Company is advancing four of its 100% owned gold deposits in Gauthier township (Upper Beaver, McBean, Anoki and Upper Canada) towards a development decision, work was completed on the Upper Beaver, McBean and Upper Canada properties. In the western portion of the camp, the Company explored the South Claims property and the HM Claim both in joint venture ("JV") with Kirkland Lake Gold Inc. ("KL Gold") and the 100% owned Amalgamated Kirkland ("AK") property.

Upper Beaver Property

During the second quarter Queenston completed exploration expenditures on the Upper Beaver property amounting to approximately $557,000. For the six month period ending June 30, 2009 the expenditure was approximately $883,000. The exploration consisted of 7 holes and wedges (2,455 metres ("m")) targeting the mineralized corridor beneath the NI 43-101 mineral resource calculation completed in 2008 that outlined an indicated resource of 1,373,500 tonnes ("t") grading 8.5 grams per tonne ("g/t") gold ("Au") capped (375,000 ounces ("oz")) or 9.7 g/t Au uncapped (428,000 oz) with 0.43% copper ("Cu") and an inferred resource of 1,061,300 t grading 7.7 g/t Au capped (262,500 oz) or 8.5 g/t Au uncapped (291,300 oz) with 0.39% Cu. The mineral resources were completed by Watts, Griffis and McOuat Limited of Toronto under the supervision of independent Qualified Person Michael W. Kociumbas, P.Geo. Capping grade used was 50 g/t Au. The Upper Beaver mine operated intermittently between 1919 and 1972 producing approximately 140,000 oz of Au and 11.9 million pounds ("lbs") of Cu from 526,700 t grading 8.3 g/t Au and 1% Cu to a depth of 365 m.

The purpose of the current drilling program is two-fold, firstly, to continue deep exploration on the Porphyry Zone below the existing mineral resource and secondly, to upgrade the inferred mineral resource at Upper Beaver to the indicated category. The Porphyry Zone is the largest gold-copper zone in the deposit containing over 80% of the mineral resource representing 942,600 t grading 9.6 g/t Au (10.9 g/t uncapped) indicated and 859,200 t grading 8.3 g/t Au (9.2 g/t uncapped).

During the period hole UB09-135W was completed in the West Porphyry Zone to follow up on the previous deep success in hole UB-08-139 that assayed 30.3 g/t Au with 1.0% Cu over a core length of 20.8 m (see news release dated December 18, 2008) in the East Porphyry Zone at a vertical depth of 1000 m. Hole UB09-135W intersected the zone at a vertical depth of 1150 m, approximately 350 m below the mineral resource, assaying 6.3 g/t Au with 0.5% Cu over a core length of 19.7 m (see news release dated April 30, 2009). Also during the period and as part of the mineral resource upgrading program, drill hole UB09-100W1 intersected the thickest Porphyry Zone interval reported to date on the property, measuring 37.3 m and averaging 9.4 g/t Au with 0.6% Cu. (see news release dated July 9, 2009). This intersection located near the bottom of the existing resource displays excellent continuity with previous hole UB08-100 that intersected 10.6 g/t Au with 0.2% Cu over 16.5 m at a vertical depth of 800 m.

For the balance of 2009 the Company will continue with the deep exploration and the resource upgrading program employing three diamond drill rigs at Upper Beaver. Currently two rigs are operating at Upper Beaver, one on the resource upgrade and the other on the deeper exploration, and the third drill will be added to assist with the deeper exploration. Also during the year, the Company anticipates initiating Environmental Baseline Studies and a Preliminary Assessment of the project to determine the economic viability of considering a mining operation. As part of this evaluation the Company completed a scoping level metallurgical investigation of samples of Upper Beaver mineralization at SGS-Lakefield. The objective was primarily to confirm metallurgical performance of earlier test work and mine production, employing typical gold and copper recovery methods. The Lakefield program has confirmed that high recovery rates of gold and copper can be achieved from Upper Beaver ores with conventional treatment methods. Gravity concentration was particularly successful when compared to earlier efforts, with around 63% gold recovery utilizing a Knelson concentrator. Combined gravity-flotation treatment resulted in gold and copper recoveries of 93.1 and 96.3% respectively. By applying a cyanidation stage to the flotation tailings the total gold recovery could be improved to 99%.

William McGuinty, P. Geo., V.P. Exploration of Queenston and Qualified Person under NI 43-101, is supervising the Upper Beaver drilling program and has reviewed the information in this document.

Lac-McVittie Joint Venture Property

During the third quarter of 2009 the Company will be initiating an exploration program on the Lac-McVittie property located in McVittie Township. The property comprises 59 unpatented mineral claims adjacent to Queenston's Upper Beaver gold-copper property in the central portion of the Kirkland Lake gold camp.

The property is held in a three party joint venture with Queenston holding 41% interest, Barrick Gold Corporation holding a 49% interest and Contact Mining a 10% interest. Queenston is operator of the joint venture and has proposed a $380,000 exploration program to commence in the third quarter of 2009. Both Barrick and Contact Mining have elected to not participate in the program and as a result, at the conclusion of the program, Queenston's interest in the joint venture property will be 64%, Barrick's interest 36% and Contact's interest 0%.

The original property agreement is dated November 1989 and previous work amounted to an expenditure of approximately $500,000 exploring for volcanogenic massive sulphide mineralization. Two main areas of alteration and mineralization occur on the property. In the north western portion drilling intersected altered mafic fragmental rocks in the vicinity of a syenite plug with a best intersection of 3.36 g/t Au over 0.61 m in drill hole 94-6. Another drill hole in this area (94-7) intersected a broad zone of alteration assaying 0.18 g/t Au over a core length of 85.4 m. In the central portion of the property drill hole 01-03 also intersected anomalous gold values near the Victoria Creek Deformation Zone including a composite section assaying 0.96 g/t over 5.64 m.

The 2009 program will consist largely of diamond drilling testing three target areas with 4,200 m of drilling. During the second quarter approximately $6,200 was expended on the property.

McBean Property

During the second quarter of 2009, the Company completed 25 diamond drill holes (8,904 m) on the McBean property amounting to expenditure for the three month period ending June 30, 2009 of approximately $1,040,000. For the six month period ending June 30 the expenditure on the property amounted to approximately $2,070,000. Since the beginning of the drilling program at McBean in 2008, a total of 110 drill holes (46,115m) of drilling have now been completed on the McBean project to advance the historic mineral resources at McBean to NI 43-101 standards.

Queenston and previous joint venture joint venture partner Inco Ltd. operated the McBean mine (1984-1987) producing approximately 50,000 oz of gold from an open pit. Due to prevailing gold prices, the underground exploitation of the remainder of the deposit below the pit was postponed and in 1996 Queenston purchased Inco's interest in the mine. There remain at McBean historic resources of 835,000 t grading 5.1 g/t Au (measured and indicated) and 1,835,200 t grading 6.5 g/t (inferred). The historic resources are not compliant to NI 43-101and should not be relied upon as they have not been confirmed by a Qualified Person.

The 2009 drilling continued to intersect multiple zones of gold mineralization within the limits of the historic resource. Significant results announced in a news release dated May 28, 2009 include; 198.6 g/t Au over 3.7 m (hole MB09-124), 15.2 g/t Au over 5.5 m (hole MB09-101), 14.3 g/t Au over 4.1 m (hole MB09-103), 19.0 g/t Au over 3.3 m (MB09-119), 13.7 g/t Au over 2.4 m (hole MB09-123) and 3.4 g/t Au over 37.3 m (MB09-115).

The gold mineralization at McBean occurs within the deformation corridor of the Larder Lake Break hosted in both felsic intrusive (syenite, porphyry) locally termed "felsite" and green carbonate (altered ultramafic flows). Multiple, steeply south dipping mineralized zones have been identified to date within the felsic and green carbonate packages. Gold is associated with silicification containing pyrite and visible gold in both the felsic bodies and green carbonate units.

Located approximately 600 m west of McBean along the Larder Lake Break is the 100% owned Anoki gold deposit that hosts a NI 43-101 measured and indicated mineral resource of 522,300 t grading 5.7 g/t and an inferred resource of 141,800 t grading 6.2 g/t calculated by Hrayr Agnerian, P. Geo. of Roscoe Postle Associates Inc. in 2004. At Anoki, the mineralization occurs as lenses containing pyrite and gold in altered volcanic flow rocks. Combined, McBean and Anoki contain the same styles of mineralization, "Carbonate Ore" and "Flow Ore" respectively, that hosted 11 million ounces of gold at the past producing Kerr Addison mine located along the same regional structure 18 km to the east.

The resource definition drilling program is now completed at McBean and the Company is preparing to initiate a NI 43-101 mineral resource calculation. Independent consultants, P&E Mining Consultants Inc. of Toronto, have been retained to complete the resource calculation which is anticipated by the end of the third quarter. Further drilling is in progress at McBean targeting the down plunge projection of the mineralization to the east where the deposit remains open below a depth of 600 m.

Frank Ploeger, P. Geo., Queenston's Project Geologist and Qualified Person under NI 43-101 is supervising the McBean drilling program and has reviewed the McBean information in this document.

Upper Canada Property

During the second quarter of 2009, the Company incurred an expenditure of approximately $118,000 on the Upper Canada property. For the six month period ended June 30, 2009 the cumulative expenditure on the property was approximately $164,000. During second quarter, a program of digitizing historic data and geological modeling-compilation continued on the property identifying the potential for near surface, bulk mineralization. Recently a drilling program has commenced at Upper Canada targeting the area above the historic mine workings where from 1936-1972, 1.5 million ounces of gold was produced. There remains an historical, non-NI 43-101 compliant, mineral resource of 1,900,000 t grading 6.9 g/t

Au. The historic resources at Upper Canada were calculated prior to NI 43-101 standards and should not be relied upon as they have not been verified by a qualified person.

In the third quarter of 2009, drilling will continue to define the bulk mining potential of the property and begin to evaluate from surface the higher-grade, in-situ historic resources in the mine.

Qualified Person, Frank Ploeger, P. Geo., has reviewed the Upper Canada information in this document.

South Claims Joint Venture Property

The Company and joint venture partner KL Gold continued underground development and exploration on the South Claims property during the second quarter of 2009. During the three month period ending June 30, 2009, Queenston's share of the expenditures amounted to $11,405 and approximately $70,000 for the six month period. During the second quarter, the JV completed an updated NI 43-101 mineral resource on the property based on the results of 9 holes drilled in 2008 and 2009.

The new gold resources located along the northern portion of the property include 27,087 t grading 48.8 g/t containing 42,000 oz in the indicated category and 46,954 t grading 41.8 g/t containing 63,000 oz in the inferred category. Combined with 2008 results, the total indicated resource on the JV property now totals 66,097 t grading 42.5 g/t and a total inferred resource of 113,179 t grading 42.2 g/t. Queenston's 50% portion of the total resources on the South Claims property now amounts to 45,000 oz. in the indicated category and 77,000 oz. in the inferred category (see news release dated July 15, 2009). The new resources represent an increase of 88% in the indicated category and 70% in the inferred category. The mineral resources were calculated by KL Gold's geological staff which includes a Qualified Person, Stewart Carmichael P. Geo., KL Gold's Chief Exploration Geologist, for the purpose of NI 43-101. The resource estimate was audited and verified by independent Qualified Person Glenn R. Clark, P. Eng., of Glenn R. Clark & Associates Limited.

KL Gold formed a 50%-50% JV on the South Claims property to explore the southern projection of a high-grade gold deposit, the new South Mine Complex ("SMC") discovered in 2006 on the KL Gold's Macassa mine property. The SMC is a multiple-zone, gold system discovered by KL Gold in 2005 and represents a new-style of mineralization in the camp. It is located approximately 500 m south of the Kirkland Lake Main Break at a depth of 1,615 m (5,300 ft). In July 2009, KL Gold reported a proven and probable reserve on their property totaling 696,000 oz of Au (935,000 tons grading 0.74 oz/ton) plus measured and indicated resources comprising 302,000 oz. of Au (475,000 tons grading 0.64 oz/ton) and inferred resources of 590,000 oz. of Au (704,000 tons grading 0.84 oz/ton).

For the balance or 2009, the JV plans to continue with the underground development – exploration and further expand the SMC deeper onto the South Claims property. Also, exploration will begin to evaluate the new HM claim employing both underground and surface diamond drilling.

William McGuinty, P. Geo., Qualified Person and Queenston's Vice President Exploration, for the purpose of NI 43-101, and member of the Joint Venture Committee has reviewed the drilling program and JV exploration program on behalf of the Company.

Amalgamated Kirkland Property ("AK")

During the second quarter of 2009 the Company continued with deep exploration drilling on the 100% owned AK property that lies adjacent to and east of the South Claims property. The drilling is targeting the down-dip projection of the SMC and during the period five wedge holes totaling 1,147 m were completed. Total program costs for the period amounted to approximately $363,000 and approximately $710,000 since the beginning of the year.

As previously reported four directional wedge holes were completed from pilot hole AK08-02 with the most significant mineralization encountered in wedges W3 and W4. In these holes visible gold occurs in altered mafic syenite and porphyry containing quartz-carbonate veining with fine grained pyrite and chalcopyrite. Hole AK08-02W3 intersected 13.7 g/t Au over 3.9 m including a higher grade interval assaying 96.5 g/t Au over 0.5 m. Hole AK08-02W4 intersected 31.6 g/t Au over 2.3 m including an interval assaying 59.4 g/t Au over 0.9 m (see news release dated February 18, 2009). The mineralization was intersected at approximately 1,700 m below surface and is interpreted to represent a portion of the SMC currently being explored, developed and mined by KL Gold on the adjoining Macassa property located 300 m to the west. In wedge holes W1 and W2 the rocks were more highly fractured and contained numerous quartz-carbonate zones with minor sulphides and anomalous gold values ranging from 0.50 to 2.2 g/t over 1.0 m intervals. New results from wedge hole W5 will be reported when current wedge hole W6 is completed.

Located approximately 600 m southeast of the recent deep drilling is the AK Deposit, a near surface gold discovery made by Battle Mountain Canada Inc. in the early 1990's. Highlights from the discovery include a best intersection of 6.9 g/t Au over a core length of 25.7 m (14.0 m true thickness) as reported by Queenston in a news release dated March 27, 1992. This historic discovery remains open below a depth of 600 m and occurs in the same package of rocks that host the SMC.

For the balance of the year, the deep surface drilling program will continue with the addition of a second drill.

The technical information from the Amalgamated Kirkland property was reviewed by Queenston's Senior Geologist and Qualified Person Frank Ploeger, P. Geo.

Commodore Joint Venture

In February the Company and Newstrike Resources Ltd. ("Newstrike") formed a joint venture to purchase and explore 36 mineral claims located in Lebel and Gauthier Townships. The claims form the Commodore property that covers a favourable gold horizon hosting a shallow historic mineral resource and a high grade gold showing.

Under terms of the agreement with a third party, to earn a 100% interest in the property Newstrike and Queenston have each paid the vendor $5,000 cash and by August 6, 2009 will pay a further $95,000 cash each and issue 35,000 shares of Newstrike and 10,000 shares of Queenston. There are no underlying royalties on the property.

The property is located north of the Larder Lake Break covering an altered and mineralized volcanic assemblage of Timiskaming rocks and hosts a small, shallow gold deposit (Commodore Zone) that contains an inferred mineral resource of 670,000 t grading 2.4 g/t Au (51,660 oz) including a higher grade core of 278,500 t grading 3.8 g/t Au. The resource was calculated by W.A. Hubacheck Consultants Limited in a report dated January 1997 filed with the Ontario Ministry of Northern Development and Mines. This resource is not compliant to NI 43-101 and should not be relied upon as it has not been verified by a Qualified Person.

Exploration highlights from the previous drilling on the Commodore Zone include 12.4 g/t Au over 6.8 m in hole Egg- 8, 7.1 g/t Au over 5.1 m in hole Egg-11 and 4.1 g/t Au over 6.4 m in hole Egg-13. Hole Egg-4, targeting a separate geophysical anomaly on the southwestern portion of the property, intersected a high-grade gold intersection assaying 43.5 g/t over a core length of 1.5 m.

Newstrike and Queenston have formed a joint venture to further explore the Commodore property and Queenston will act as operator. In July, four additional mineral claims were purchased by the joint venture increasing the property size to 40 claims. The joint venture has agreed to a fist phase $531,000 exploration program on the property consisting of compilation, linecutting and 3,800 m of diamond drilling. The drilling will consist of 15 holes testing four target areas on the property that contain either untested IP anomalies or known gold structures. Queenston's share of the program is approximately $265,000. Expenditures incurred by Queenston on the property during the three month period ending June 30, 2009 amount to approximately $6,000.

The technical information on the Commodore property was reviewed by Queenston's VP Exploration and Qualified Person William McGuinty, P. Geo.

QUEBEC

Pandora and Wood-Pandora Properties

In Cadillac, the Company owns two gold properties that are adjacent to the La Ronde and Lapa gold deposits operated by Agnico Eagle Mines Inc. On the 100% owned Pandora property that is adjacent to Agnico Eagle's Lapa mine, Queenston reports a historic inferred mineral resource of 2.33 million t grading 4.5 g/t Au in four zones and on the 50% owned Wood-Pandora JV with Globex Mining Enterprises Inc. ("Globex"), there is a reported historic inferred mineral resource of 1.43 million t grading 5.3 g/t Au in two deposits. These historic resources were calculated prior to NI 43-101 standards and should not be relied upon as they have not been verified by a qualified person.

In 2008, the Wood-Pandora JV announced a NI 43-101 inferred mineral resource on the Ironwood gold zone of 243,200 t grading 17.3 g/t Au. The mineral resource formed part of a technical report completed by Consulting Geologist and Qualified Person, Reno Pressacco, P. Geo. During the second quarter of 2009 the Company's share of expenditures amounted to approximately $1,900 representing property maintenance fees. For the balance of the year no work is planned for the property as the joint venture is reviewing several avenues which can enhance the value of the property.

On the 100% owned Pandora property, the Company is in discussions with Agnico Eagle Mines regarding a new joint venture to explore the property underground, from the adjacent Lapa mine. Agnico Eagle plans to officially open and produce gold from Lapa this year. The technical information on the Pandora and Wood-Pandora properties was reviewed by Queenston's VP Exploration and Qualified Person William McGuinty, P. Geo.

MANITOBA

Westhawk Property

On the past producing, 100% owned Westhawk gold property located in southeastern Manitoba, during the second quarter of 2009 the Company expended approximately $3,700 on the property representing maintenance fees.

The property hosts three shallow shafts (Pennic Reef, Sunbeam and Waverly) that have reported limited past production. In 1996, previous operator Whiteshell Ventures Limited reported a drill indicated resource for the Sunbeam and Waverly deposits amounting to 360,000 t grading 14 g/t Au. This resource is considered historic and cannot be relied upon as it has not been confirmed by a Qualified Person under NI 43-101.

For the balance of 2009 the Company will complete a compilation study and propose an exploration program.

William McGunity, P. Geo. V.P. Exploration of Queenston and Qualified Person under NI 43-101 has reviewed the Westhawk property information in this document.

Exploration Standards and Risks

Queenston conducts exploration activities under "Exploration Best Practices Guidelines" established by the Canadian Institute of Mining, Metallurgy and Petroleum (CIM) standards and conforms to National Instrument 43-101 Standards of Disclosure for Mineral Projects and Companion Policy 43-101CP.

Queenston's exploration programs are planned and managed by "Qualified Persons" who ensure that QA/QC practices are consistent with National Instrument 43-101 and industry standards.

On all projects diamond drill core that is chosen to be sampled by a geologist is sawn and half the core is analyzed by standard fire assay with atomic absorption or gravimetric finish at an independent, registered commercial assay laboratory. Routine check samples are analyzed at a second laboratory and a representative sample of the drill core is retained for future reference.

The current mineral resources quoted by Queenston on the Upper Beaver, Anoki Main, Anoki South and South Claim deposits in Kirkland Lake, Ontario and on the Ironwood deposit in Cadillac, Quebec conform to National Instrument 43-101. The historic mineral resources quoted on the Upper Canada, McBean, AK and 180 East Zone, Branch Zones, C Zone, Wood-Cadillac and Central Cadillac deposits were calculated prior to National Instrument 43-101 and should not be relied upon as they have not been verified by a Qualified Person.

For the Company, asset retirement obligations primarily relate to the dismantling of the McBean Mine. The present value of the estimated future site removal and restoration costs is recorded as a liability on the Company's books and amounts to $404,000 at June 30, 2009. Under an agreement with the Ministry of Northern Development and Mines of Ontario, the Company is providing financial assurance for the mine closure with a letter of credit in the amount of $577,000. Queenston reviews all its property holdings with regard to environmental issues and risks. The Company is not aware of any other material environmental risks on its properties.

The Company has not determined whether its properties contain reserves that are economically viable. The recovery of expenditures from Queenston's properties is dependent on a number of factors, many of which are beyond the Company's control. General risks affecting Queenston and the natural resource sector include metal price fluctuations and the low success rate for the discovery of new deposits. Industry competition and lack of funding may also limit opportunities. Future political, regulatory and environmental changes could affect any aspect of the Company's business including property title, taxation, aboriginal issues and environmental protection. Queenston plans to manage these risks through careful planning, the employment of competent personnel and consultants and by maintaining sufficient insurance and cash resources.

Summary of Quarterly Results

	2009		2008				2007	
Quarter Ended	June 30 $	March 31 $	Dec. 31 $	Sept. 30 $	June 30 $	March 31 $	Dec. 31 $	Sept. 30 $
Revenue	39,332	66,994	140,241	158,187	166,942	123,228	145,238	158,492
Corporate expenses	388,510	382,133	648,687	264,655	367,415	439,215	479,748	202,911
Mining expenditures written-off	0	1,037	192,166	248	0	780	35,997	1,133,168
Net income (loss)	(556,429)	(354,033)	(1,139,249)	13,427	(127,431)	1,095,237	166,840	(1,168,299)
Earnings(loss) per share:								
Basic	(0.01)	(0.01)	(0.02)	0.00	(0.00)	0.02	0.01	(0.03)
Diluted	(0.01)	(0.01)	(0.02)	0.00	(0.00)	0.02	0.01	(0.03)
Exploration expenditures	2,390,153	1,955,572	2,592,598	2,226,623	1,850,198	1,475,338	1,769,499	1,492,574
Financing activities	187,500	17,280,467	0	0	4,225,145	9,887,507	998,564	0
Working capital	28,494,139	31,035,221	16,176,918	19,341,125	21,862,686	19,490,463	11,875,231	13,174,857

During the six months ended June 30, 2009, the Company reported a loss of approximately $900,000 or $0.02 per share compared to an income of $1,000,000 or $0.02 per share in 2008. In the 2nd quarter of 2009, the Company's loss amounted to approximately $600,000 or $0.01 per share as compared to a loss of $100,000 or $0.00 per share in the same period last year. The two main reasons for the difference were both non-cash activities, namely (a) the reporting of the recovery of future income taxes, a non-cash item resulting from the renouncing of $10,000,000 (2008 - $3,825,000) of flow-through qualifying exploration expenditures to the shareholders at the effective current tax rates which amounts to approximately $2,900,000 (2008 - $1,400,000); and (b) the recognition of the non-cash, stock based compensation expense of over $3,100,000 in 2009 as compared to a recovery of $100,000 in 2008.

Interest income dropped to $100,000 in 2009 as compared to last year's $300,000 as a result of lower yields, and corporate and general expenses also dropped slightly from approximately $810,000 in 2008 to $770,000 in 2009.

During the six months ended June 30, 2009, the Company incurred just over $4,300,000 in exploration expenditures (2008 - $3,300,000) of which spending during the 2nd quarter amounted to almost $2,400,000 (2008 - $1,900,000). The Company incurred a further $170,000 in mining property payments during 2009 compared to $500,000 last year. The 2009 expenditures are attributed largely to exploration drilling on the Upper Beaver, Amalgamated Kirkland, and McBean properties located in Kirkland Lake of Ontario. The deferred exploration expenditures at period end increased to approximately $38,300,000 as compared to $33,900,000 at December 31, 2008.

LIQUIDITY AND CAPITAL RESOURCES

The Company's usual source of funding to meet future exploration expenditures and cover administrative costs is to raise equity financing through private placements or the exercise of stock options and warrants as well as receiving proceeds from the sale of investments. In March 2009, the Company completed a private placement financing by issuing 4,609,520 shares and raising net proceeds of almost $16,500,000. As well warrants and options were exercised for cash of approximately $600,000 in the 1st quarter and a further $200,000 was raised in the 2nd quarter. At June 30, 2009, "in-the-money" stock options, if exercised, would contribute a further $12,400,000 to the Company's treasury.

As at July 29, 2009, the Company had outstanding 57,582,428 common shares together with 2,350,856 warrants and 5,904,500 stock options outstanding which, if exercised, would amount to a fully diluted position of 65,837,784 common shares.

At June 30, 2009, the cash and short-term investments position of the Company was $29,000,000 compared to $16,500,000 at December 31, 2008. The Company's cash and cash equivalents are held in T-bills, a daily money market deposit account and Bankers' Acceptances. Accounts receivable at June 30, 2009 amounted to $300,000 (December 31, 2008 - $600,000) and included government tax receivables and exploration refunds from the Province of Quebec, and prepaid invoices. The Company has placed a reclamation deposit in the amount of $577,000 with the Ministry of Northern Development and Mines of Ontario for the McBean Mine closure. This deposit is not included in the current assets of the Company. Working capital was $28,500,000 at June 30, 2009 compared to $16,200,000 at December 31, 2008. At year end the Company had sufficient resources to complete its 2009 corporate budget of $1,600,000 and a minimum exploration budget of $9,000,000. The $18,000,000 financing that closed on March 4, 2009 will now provide adequate resources to fund exploration and administration into 2011.

RELATED PARTY TRANSACTIONS

For the periods ended June 30, the Company had related party transactions with a director of the Company, which were in the normal course of operations and were measured at the exchange amounts as follows:

	Three months ended June 30				Six months ended June 30			
		2009		2008		**2009**		2008
E.F. Merringer's law firm,								
Borden Ladner Gervais LLP:								
Legal fees included in corporate								
and general expenses	**$**	**16,864**	$	5,453	**$**	**49,141**	$	29,513
Issue costs on financing	**$**	**13,350**	$	-	**$**	**65,095**	$	40,500
Accounts payable	**$**	**10,000**	$	-	**$**	**10,000**	$	-

CONTRACTUAL OBLIGATIONS

a) Annual payments under an operating lease for rental of office premises total $79,000 for 2009, then in 2010 - $90,000, 2011 - $91,000, 2012 - $93,000 and 2013 - $62,000.

b) Pursuant to the common share flow-through financing completed in 2009, the Company is presently required to spend approximately $2,000,000 on Canadian Exploration Expenditures in Ontario before the end of 2010.

c) As part of the acquisition of the South Claims property, the Company is committed to pay, one-half in cash and one-half in common shares of the Company, $100,000 by January 15, 2010.

d) The Company maintains a Letter of Credit in the amount of $577,000 with the Ontario government to insure the cost of the asset retirement obligations relating to the dismantling of the McBean Mine which is present valued on the Balance Sheet at $404,179.

CRITICAL ACCOUNTING ESTIMATES

Critical accounting estimates used in the preparation of the consolidated financial statements include the Company's estimate of recoverable value on its exploration properties, the estimated mine closure costs in its asset retirement obligations as well as the value of stock-based compensation. These estimates involve considerable judgment and are, or could be, affected by significant factors that are out of the Company's control.

The Company's recorded value of its exploration properties is based on historical costs that expect to be recovered in the future. The Company's recoverability evaluation is based on market conditions for minerals, underlying mineral resources associated with the properties and future costs that may be required for ultimate realization through mining operations or by sale. The mineral assets of the Company as determined by mining properties and deferred expenditures amounting to approximately $43,000,000. With the potential to expand the mineral resources on the Company's properties and assuming current gold prices, it is determined that based on recent transactions in the industry the value of Queenston's properties is understated. The Company is in an industry that is exposed to a number of risks and uncertainties, including exploration risk, development risk, commodity price risk, operating risk, ownership and political risk, funding and currency risk as well as environmental risk. There is always the potential for a material alteration to the presentation in the financial statements in the value of exploration properties subject to risks and changes presently not determinable and out of the Company's control.

The factors affecting the asset retirement obligations include the expected timing and amounts of cash outflows required to settle the mine closure obligations as well as the weighted average risk-free interest rate and inflation rate used in the present value calculation.

The factors affecting stock-based compensation include estimates of when stock options might be exercised and the expected stock price volatility. The timing for exercise of options is out of the Company's control and will depend, among other things, upon a variety of factors including the market value of the Company's shares and financial objectives of the holders of the options. The Company has used historical data to estimate volatility for the purposes of the Black-Scholes model, however the future volatility is inherently uncertain and the model has limitations in valuing non-traded options and warrants. While these estimates can have a material impact on the stock-based compensation and hence results of operations, there is no impact on the Company's financial condition.

CHANGES IN ACCOUNTING POLICIES

The Company has not adopted any new CICA standards effective January 1, 2009.

FUTURE CHANGES IN ACCOUNTING POLICIES

Convergence with International Financial Reporting Standards ("IFRS")

On February 13, 2008, the Canadian Accounting Standards Board confirmed that the transition to IFRS from Canadian GAAP will occur on January 1, 2011 for public entities. The impact of this transition on the Company's consolidated financial statements has not yet been determined; however, management continues to monitor these developments and the CFO has enrolled in education courses regarding IFRS business issues and implementation strategies for mining companies.

INTERNAL CONTROLS OVER FINANCIAL REPORTING ("ICFR")

There was no change in the Company's ICFR that occurred during the period beginning on April 1, 2009 and ended on June 30, 2009 that has materially affected, or is reasonably likely to materially affect, the Company's ICFR.

OUTLOOK

For the balance of 2009, the focus of the Company will be to continue the exploration and development of its core assets in Kirkland Lake, Ontario and Cadillac, Quebec. The Company's goal is to use its cash resources in advancing four gold deposits located in Gauthier Township, Kirkland Lake towards development. In 2008 the first step in this procedure was successfully outlined a new NI 43-101 mineral resource on the Upper Beaver property. In 2009, the upgrade of the historic mineral resources at McBean and Upper Canada to NI 43-101 standards will continue. Further resource definition drilling continues on the McBean mine project to upgrade the existing historic resource to NI 43-101 standards in 2009. In addition to the resource development program, the Company will also continue deep exploration testing and resource expansion on the Upper Beaver, McBean and Upper Canada properties. New drilling programs are also planned on two joint venture properties, the Lac-McVittie project with Barrick in McVittie Township and the Commodore project with Newstrike Resources in Lebel Township. In Teck Township, advanced underground exploration will continue in 2009 on the South Claims property where recently a new NI 43-101 mineral resource was calculated in the SMC gold zone with joint venture partner KL Gold. Also, the Company will continue deep exploration drilling on the AK property from surface where the SMC has been encountered on this 100% owned property. In Cadillac, Quebec the Company and joint venture partner Globex will review opportunities to advance the Ironwood gold deposit towards a development.

For 2009, the Company has an exploration budget of $10 million that will employ 8 diamond drill rigs. The Company is reviewing all its exploration and development activity with respect to the current economic and financial uncertainty. Queenston has sufficient funds to continue its planned exploration programs for 2009 and proposed programs through 2010 and into 2011. Of the Company's current $29 million cash position $2 million represents flow-through dollars that must be expended by December 31, 2010.

Dated: July 29, 2009

QUEENSTON MINING INC.

MANAGEMENTS DISCUSSION & ANALYSIS – 3rd QUARTER 2009

GENERAL

The following discussion of financial performance and condition should be read in conjunction with the consolidated financial statements of Queenston Mining Inc. ("Queenston", "the Company") for the three and nine months ended September 30, 2009 and notes thereto, that have been prepared by management in accordance with Canadian generally accepted accounting policies. The Company's independent auditor has not performed a review of the financial statements. All dollar amounts are expressed in Canadian dollars unless otherwise indicated. This report which is dated November 12, 2009 and the Company's other public filings, including its most recent Annual Information Form, can be reviewed via the SEDAR website (www.sedar.com).

Queenston Mining Inc. is a Canadian mineral exploration and development company with its focus primarily on gold. The Company's primary assets are strategic property holdings located in two of Canada's historic gold camps, Kirkland Lake, Ontario and Cadillac, Quebec. The strategy of the Company is to advance its gold assets in both these camps towards a production decision. The Company is a reporting issuer in Ontario, Quebec, Manitoba, Alberta and British Columbia and its shares trade on the Toronto (QMI-T), Frankfurt, Stuttgart and Berlin stock exchanges. The head office is located in Toronto, Ontario and the Company also maintains an exploration office in Kirkland Lake, Ontario.

This MD&A may contain "forward looking statements" that reflect the Company's current expectations and projections about it future results. When used in this MD&A, forward looking statements can be identified by the use of words, such as "estimate", "consider", "expect", "anticipate", "objective" and similar expressions or variations of such words. Forward looking statements are, by their very nature, not guarantees, of the Company's future operational or financial performance, and are subject to risks and uncertainties and other factors that could cause the Company's actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward looking statements. No representation or warranty is intended with respect to anticipated future results, that estimates and projections will be sustained or that any project will otherwise prove to be economic.

Readers are cautioned not to place undue reliance on these forward looking statements, which speak only of the date of this MD&A or as of the date otherwise specifically indicated herein. Due to risks and uncertainties, including the risks and uncertainties elsewhere in this MD&A, actual events may differ materially from current expectations.

OVERALL PERFORMANCE

At September 30, 2009, the Company had assets of approximately $89 million consisting primarily of mining properties and deferred expenditures of $46 million, and cash of approximately $42 million. The Company has approximately $2 million of liabilities and no debt.

The Company's cash resources were fortified in late September, 2009 as a result of a $17 million private placement led by agents Primary Capital Inc. and included Dundee Securities, Thomas Weisel, Cormark Securities, Wolverton Securities and Northern Securities. The private placement consisted of 2,428,572 flow-through shares priced at $7.00 per share and included 2,720,000 warrants at exercise prices ranging from $5.46 to $7.50 and terms from 12 to 18 months which warrants if fully exercised would net the Company a further $20 million.

Queenston is an exploration and development company and accordingly does not generate revenues from operations. Exploration and mineral property expenditures during the nine months ending September 30, 2009 amounted to approximately $7.1 million compared to $5.6 million in 2008. The majority of expenditures in 2009 were incurred on properties in the Kirkland Lake area.

Corporate and general expenses to September 30 amounted to $1.1 million in 2009 compared to $1.1 million in 2008. In the first quarter of 2009, the Company granted employee incentive stock options, for the first time in almost two years, valued at approximately $3 million.

In the current economic climate, the Company is well positioned with over $41 million in both cash and working capital, and approximately $17 million of flow-through exploration commitments to be spent by the end of 2010. As a result of the September and March financings, the Company has sufficient capital resources to meet its immediate exploration and corporate goals for the next three years.

RESULTS OF OPERATIONS

Properties

In 2009, the Company's primary exploration and development activity is focused in the Kirkland Lake, Ontario gold camp primarily on the Upper Beaver, McBean, Upper Canada, Amalgamated Kirkland, South Claims JV, HM JV, Commodore JV and Lac-McVittie JV properties. Minor expenditures will be incurred on the Wood-Pandora JV located in Quebec. For the 2009 calendar year, the Company has an exploration budget of $10 million and to the end of the third quarter, exploration and development expenditures totaled approximately $7.1 million compared to $5.6 million for the same period in 2008. For the three month period ended September 30, 2009 exploration expenditures amounted to approximately $2.7 million compared to $2.3 million for the same period in 2008.

ONTARIO

During the third quarter of 2009, activity was focused largely in two areas on the Company's extensive holdings in the Kirkland Lake camp that includes a 14,000 hectare ("ha") land package hosting 8 gold deposits. In the eastern portion of the camp, where the Company is advancing four of its 100% owned gold deposits in Gauthier township towards a development decision, work was conducted on the Upper Beaver, McBean, Anoki and Upper Canada properties. In the western portion of the camp, the Company explored the South Claims property and the HM Claim both in joint venture ("JV") with Kirkland Lake Gold Inc. ("KL Gold") and the 100% owned Amalgamated Kirkland ("AK") property. Also during the period the Company initiated exploration activity on the Commodore and Lac – McVittie joint venture properties.

Upper Beaver Property

During the third quarter Queenston completed exploration expenditures on the Upper Beaver property amounting to approximately $888,000. For the nine month period ending September 30, 2009 the expenditure was approximately $1,771,000. The exploration consisted of 10 holes and wedges (6,307 metres ("m")). The drilling targeted two areas. The first area targeted is beneath the NI 43-101 mineral resource completed in 2008. The second area targeted the existing mineral resource where the Company is upgrading the inferred category to the indicated category. Currently Upper Beaver contains an indicated mineral resource of 1,373,500 tonnes ("t") grading 8.5 grams per tonne ("g/t") gold ("Au") capped (375,000 ounces ("oz")) or 9.7 g/t Au uncapped (428,000 oz) with 0.43% copper ("Cu") and an inferred resource of 1,061,300 t grading 7.7 g/t Au capped (262,500 oz) or 8.5 g/t Au uncapped (291,300 oz) with 0.39% Cu. The mineral resources were estimated by Watts, Griffis and McOuat Limited of Toronto under the supervision of independent Qualified Person Michael W. Kociumbas, P.Geo. Capping grade used was 50 g/t Au. The Upper Beaver mine operated intermittently between 1919 and 1972 producing approximately 140,000 oz of Au and 11.9 million pounds ("lbs") of Cu from 526,700 t grading 8.3 g/t Au and 1% Cu to a depth of 365 m.

The drill program targeting beneath the existing resource experienced technical difficulties, including lost holes due to bad ground conditions combined with wedging and hole deviation problems. As a result, few holes were successfully completed near the planned target areas. These drilling difficulties have been resolved and results are anticipated to be announced during the fourth quarter.

As part of the mineral resource upgrading program, 10 diamond drill holes and wedges were completed within the boundaries of the existing mineral resource. Results for a number of these holes remain outstanding and the program in its entirety will be reported when all assays are received. During the period, the Company announced the assay results of drill hole UB09-100W1 representing the thickest Porphyry Zone interval reported to date on the property, measuring 37.3 m and averaging 9.4 g/t Au with 0.6% Cu (see news release dated July 9, 2009). This intersection located near the bottom of the existing resource displays excellent continuity with previous hole UB08-100 that intersected 10.6 g/t Au with 0.2% Cu over 16.5 m at a vertical depth of 800 m.

Three drills are currently operating on the property, one completing the resource upgrading and two targeting the mineralized corridor beneath the resource and above two previously announced deep well mineralized intersections, 30.3 g/t Au with 1.0% Cu over 20.8 M (hole UB08-139) and 6.3 g/t Au with 0.5% Cu over 19.7 m (UB09-135W2). The drills will remain on the property for the balance of the year and into 2010 as part of the 30,000 m drill program. The Company will continue with a Preliminary Assessment of the project to determine its economic potential.

William McGuinty, P. Geo., V.P. Exploration of Queenston and Qualified Person under NI 43-101, is supervising the Upper Beaver drilling program and has reviewed the information in this document.

Lac-McVittie Joint Venture Property

During the third quarter the Company initiated a 4,200 m diamond drilling program on the Lac-McVittie property located in McVittie Township. The property comprises 59 unpatented mineral claims adjacent to Queenston's Upper Beaver gold-copper property in the central portion of the Kirkland Lake gold camp.

The property is held in a three party joint venture with Queenston holding 41% interest, Barrick Gold Corporation holding a 49% interest and Contact Mining a 10% interest. Queenston is operator of the joint venture and has proposed a $380,000 exploration program to commence in the third quarter of 2009. Both Barrick and Contact Mining have elected to not

participate in the program and as a result, at the conclusion of the program, Queenston's interest in the joint venture property will be 64%, Barrick's interest 36% and Contact's interest 0%.

The original property agreement is dated November 1989 and previous work amounted to an expenditure of approximately $500,000 exploring for volcanogenic massive sulphide mineralization. Two main areas of alteration and mineralization occur on the property. In the north western portion drilling intersected altered mafic fragmental rocks in the vicinity of a syenite plug with a best intersection of 3.36 g/t Au over 0.61 m in drill hole LM94-6. Another drill hole in this area (LM94-7) intersected a broad zone of alteration assaying 0.18 g/t Au over a core length of 85.4 m.

During the quarter, 819 m of drilling was completed in one hole and a second hole has started. Expenditures on the property amounted to approximately $55,000 for the third quarter.

Wayne Benham, P. Geo. and Qualified Person under NI 43-101, is supervising the drilling program and has reviewed the Lac-McVittie information in this document.

McBean – Anoki Property

During the third quarter of 2009, the Company completed 8 diamond drill holes (4,999 m) on the McBean property amounting to expenditure for the three month period ending September 30, 2009 of approximately $581,500. For the nine month period ending September 30 the expenditure on the property amounted to approximately $2,646,900. Since the beginning of the drilling program at McBean in 2008, a total of 118 drill holes (51,114 m) of drilling have now been completed on the McBean project to advance the historic mineral resources at McBean to NI 43-101 standards.

Queenston and previous joint venture partner Inco Ltd. operated the McBean mine (1984-1987) producing approximately 50,000 ounces of gold from an open pit. Due to prevailing gold prices at the time, the underground exploitation of the remainder of the deposit below the pit was postponed and in 1996 Queenston purchased Inco's interest in the mine. An historic resource calculated from previous, wide-spaced drilling amounted to 835,000 t grading 5.1 g/t Au (measured and indicated) and 1,835,200 t grading 6.5 g/t (inferred). The historic resources should not be relied upon as they are not compliant to NI 43-101 and have not been verified by a Qualified Person.

The gold mineralization at McBean occurs within the deformation corridor of the Larder Lake Break hosted in both felsic intrusive (porphyry) locally termed "felsite" and "green carbonate" (altered ultramafic flows). Multiple, steeply south dipping mineralized zones have been identified to date within the felsic and green carbonate packages containing pyrite and visible gold. The drilling has traced four zones over a length of 700 m and to a vertical depth of 700 m that remain open to the east, west and at depth. The 2009 drilling continued to intersect multiple zones of gold mineralization within the limits of the historic resource. Significant results announced in a news release dated October 15, 2009 include; 4.7 g/t Au over 15.3 m (hole MB09-19W), 3.8 g/t Au over 21.0 m (hole MB09-127), 3.1 g/t Au over 57.7 m (hole MB09-131), 5.2 g/t Au over 21.7 m (MB09-141) and 6.7 g/t Au over 16.5 m (MB09-144).

The McBean NI 43-101 mineral resource is being prepared by independent consulting firm P & E Mining Consultants Inc. of Brampton under the supervision of Qualified Person, Mr. Eugene Puritch, P. Eng. The design of the McBean drilling program, Quality Assurance/Quality control and interpretation of results is under the control of Queenston's geological staff including many of which are qualified persons employing a QA/QC program consistent with NI 43-101 and industry best practices. Supervision of the program is by Queenston's Exploration Manager, Michel Leblanc, P. Geo.

Located approximately 600 m west of McBean along the Larder Lake Break is the 100% owned Anoki gold deposit that hosts a NI 43-101 measured and indicated mineral resource of 522,300 t grading 5.7 g/t and an inferred resource of 141,800 t grading 6.2 g/t calculated by Hrayr Agnerian, P. Geo. of Roscoe Postle Associates Inc. in 2004. At Anoki, the mineralization occurs as lenses containing pyrite and gold in altered volcanic flow rocks. Combined, McBean and Anoki contain similar styles of mineralization, "Carbonate" and "Flow" that hosted 11 million ounces of gold at the Kerr Addison mine located along the same regional structure 18 km to the east. During the third quarter 2 deep holes were completed on the Anoki totaling 1,257 m representing an expenditure of approximately $107,000. These holes were targeting the Anoki stratigraphy below the deposit exploring for repetitions of Anoki and McBean mineralization. Results are pending for these holes.

Two drills continue to targeting both the McBean and Anoki deposits to depth below 600 m as part of a 2009-10, 20,000 m deep exploration program.

Upper Canada Property

During the third quarter of 2009, the Company incurred an expenditure of approximately $500,000 on the Upper Canada property. For the nine month period ended September 30, 2009 the cumulative expenditure on the property was approximately $657,000. The expenditures during the third quarter are the result of a 4,670 m, 16 hole diamond drill program targeting the bulk-tonnage, open pit potential above the old mine workings.

The Upper Canada mine was a significant past gold producer in the Kirkland Lake camp from 1936 to 1972. During that period the mine produced 1.5 million ounces of gold at an average grade of 11 g/t from narrow, 2 m wide veins that plunge east. The mine was closed in 1972 due to the prevailing gold price and there remains an historic measured and indicated resource of 1,899,973 t grading 6.9 g/t (approximately 422,000 ounces). The mineral resources at Upper Canada were reviewed by Roscoe Postle and Associates in a report prepared for the Company dated 1995 and should not be relied upon as the report was not compliant to National Instrument 43-101 and has not been verified by a Qualified Person. As part of a recent geological compilation of the mine it was revealed that the property could host a resource of lower-grade gold mineralization that may be amenable to open pit mining. The mineralization that has been identified by the recent drilling program does not form part of the historic mineral resource at Upper Canada.

The results from the first 14 drill holes were reported in a news release dated October 1, 2009 all intersecting gold mineralization and outlining a broad alteration zone over an area of 850 m by 500 m above the past producing Upper Canada mine. Significant intersections include 1.55 g/t over 45.7 m (hole UC09-01), 1.54 g/t over 54.6 m (hole UC09-02), 0.57 g/t Au over 160.4 m (UC09-06), 1.65 g/t Au over 25 m (UC09-07), 0.42 g/t Au over 134.1 m (UC09-09), 0.57 g/t Au over 41.6 m (UC09-10b), 1.10 g/t Au over 33.5 m (UC09-11) and 2.04 g/t over 33.7 m (UC09-12). The mineralization consisted of disseminated gold-pyrite in albite-sericite-quartz altered sedimentary, volcanic and intrusive rocks.

The drilling program has outlined a large mineralized system along the Upper Canada Break measuring 850 m long, 500 m wide and extending at least to a vertical depth of 200 m. The mineralization remains open to the east, west and at depth. The Upper Canada Break can be traced in Gauthier Township on Queenston's 100% owned property for a distance of 4 km. During the next phase of drilling, currently in progress a 20,000 m program will begin to delineate the mineralization within the dimensions outlined to date as well as begin to extend the potential along strike and to depth.

Frank Ploeger, P. Geo. supervised the Upper Canada drilling program employing a QA/QC program consistent with NI 43-101 and industry best practices and has reviewed the information in this document.

Kirkland Lake Gold Joint Ventures ("South Claims" and "HM" Properties)

The Company and 50%-50% joint venture partner KL Gold continued underground development and exploration on the South Claims property during the third quarter of 2009 exploring for extensions of the South Mine Complex ("SMC") orebody currently being mined at Macassa. During the three and nine month periods ending September 30, 2009, Queenston's share of the expenditures amounted to approximately $103,500 and $173,000 respectively. Work completed included 137 m of development and 942 m of underground diamond drilling. Results from the new work are being compiled and will be reported during the fourth quarter.

In July, KL Gold as operator of the JV reported that as a result of the second phase of drilling completed on the property in 2008 and 2009 additional NI 43-101 indicated and inferred mineral resources have been added to the SMC on the South Claims property (news release dated July 15, 2009). The new gold resources outlined in 2009 include 27,087 t grading 48.8 g/t containing 42,000 oz indicated and 46,954 t grading 41.8 g/t containing 63,000 oz inferred. As a result, the total resource on the JV property is now 66,097 t grading 42.5 g/t (90,000 oz) indicated and 113,179 t grading 42.2 g/t (154,000) inferred. Queenston's 50% portion of these resources is 33,049 t grading 42.5 g/t (45,000 oz) indicated and 56,590 t grading 42.2 g/t (77,000 oz) inferred. The new resources represent an increase of 88% in the indicated category and 70% in the inferred category. The mineral resources were calculated by KL Gold's geological staff which includes a Qualified Person, Stewart Carmichael P. Geo., KL Gold's Chief Exploration Geologist, for the purpose of NI 43-101. The resource estimate was audited and verified by independent Qualified Person Glenn R. Clark, P. Eng., of Glenn R. Clark & Associates Limited.

KL Gold formed a 50%-50% JV with Queenston on the South Claims property to explore the southern projection of a high-grade gold deposit, the new South Mine Complex ("SMC") discovered in 2006 on the KL Gold's Macassa mine property. The SMC is a multiple-zone gold system discovered by KL Gold in 2005 and represents a new-style of mineralization in the camp. It is located approximately 500 m south of the Kirkland Lake Main Break at a depth of 1,615 m (5,300 ft). In July 2009, KL Gold reported a proven and probable reserve on their property totaling 696,000 oz of Au (850,000 tons grading 25.4 g/t) plus measured and indicated resources comprising 302,000 oz. of Au (524,000 t grading 21.9 g/t) and inferred resources of 590,000 oz. of Au (640,000 t grading 28.8 g/t).

For the balance of 2009, the JV plans to continue with the underground development – exploration and further expand the SMC deeper onto the South Claims property.

During the third quarter the joint venture also completed exploration drilling on the adjacent HM property targeting the SMC. The JV extended 2 surface diamond drill holes (232 m) onto the property from Queenston's adjoining, 100% owned AK property. JV costs incurred during the quarter amounted to $288,128. The final hole of the program is in progress and when completed results of the total program will be reported.

Frank Ploeger, P. Geo. supervised the HM drilling program employing a QA/QC program consistent with NI 43-101 and industry best practices. William McGuinty, P. Geo., Qualified Person and Queenston's Vice President Exploration, for the purpose of NI 43-101, and member of the Joint Venture Committee has reviewed the drilling program and JV exploration program on behalf of the Company.

Amalgamated Kirkland ("AK") Property

During the third quarter, deep exploration drilling on the northwest corner of the 100% owned AK property was decreased as the primary focus shifted towards joint venture activity with KL Gold on the adjacent HM property. The JV deepened four previous Queenston holes northward onto the HM property targeting the down-dip projection of the SMC. Further details of this program are reported in the KL Gold joint venture portion of the MD&A.

As previously reported, four directional wedge holes were completed over the year from pilot hole AK08-02 with the most significant mineralization encountered in wedges W3 and W4. In these holes visible gold occurs in altered mafic syenite and porphyry containing quartz-carbonate veining with fine grained pyrite and chalcopyrite. Hole AK08-02W3 intersected 13.7 g/t Au over 3.9 m including a higher grade interval assaying 96.5 g/t Au over 0.5 m. Hole AK08-02W4 intersected 31.8 g/t Au over 2.3 m including an interval assaying 59.4 g/t Au over 0.9 m (see news release dated February 18, 2009). The mineralization was intersected at approximately 1,700 m below surface and is interpreted to represent a portion of the SMC currently being explored, developed and mined by KL Gold on the adjoining Macassa property located 300 m to the west. In wedge holes W1 and W2 the rocks were more highly fractured and contained numerous quartz-carbonate zones with minor sulphides and anomalous gold values ranging from 0.50 to 2.2 g/t over 1.0 m intervals.

Located in the central portion of the property is the AK Deposit, a near surface gold discovery made by Battle Mountain Canada Inc. in the early 1990's. Highlights from the discovery include a best intersection of 6.9 g/t Au over a core length of 25.7 m (14.0 m true thickness) as reported by Queenston in a news release dated March 27, 1992. This historic discovery remains open below a depth of 600 m and occurs in the same package of rocks that host the SMC.

A second, deep diamond drill rig has recently been added to the property and through 2010 two rigs will target the SMC along the northern portion of the 100% owned AK property as part of a 10,000 m program. Also in 2010, a drill program is being planned to both upgrade the AK historic resource to NI 43-101 status and begin deeper exploration below the deposit.

Frank Ploeger, P. Geo. and Queenston's Senior Geologist, is supervising the AK exploration employing a QA/QC program consistent with NI 43-101 and industry best practices. He has also reviewed the technical information on the AK property in this MD&A.

Commodore Joint Venture

In February 2009 the Company and Newstrike Resources Ltd. ("Newstrike") formed a joint venture to purchase and explore 36 mineral claims located in Lebel and Gauthier Townships. In August, the joint venture completed the purchase with each party paying the vendor $95,000 cash and issuing 35,000 shares of Newstrike and 10,000 shares of Queenston. In September, the joint venture consolidated a larger land package in the area with the purchase of an additional 4 adjoining claims from a third party, Newstrike contributing their 6 claim Morris Kirkland property and Queenston adding 11 boundary claims. The combined Commodore property now contains 57 mineral claims comprising 25 patented and 32 unpatented claims. As additional consideration for the contribution made to the JV by Queenston, Newstrike issued 600,000 of their common shares valued at $270,000 to Queenston.

The combined property now covers a length totaling seven kilometers along a favourable assemblage of Timiskaming rocks that elsewhere in the camp hosts the historic 24 million ounce Kirkland Lake Main Break gold deposits 8 km to the west and the 1.5 million ounce Upper Canada gold mine 3 km to the east. Known zones of mineralization on the property include the past producing Morris mine, the Commodore Zone and the HG Zone. The Morris Mine historically produced approximately 17,000 ounces of gold and 29,300 ounces of silver from 1936-1941. The Commodore Zone discovered by Sudbury Contact Mines in 1994 contains an inferred mineral resource of 670,000 t grading 2.4 g/t Au (51,660 oz) including a higher grade core of 278,500 t grading 3.8 g/t Au. The resource was calculated by W.A. Hubacheck Consultants Limited in a report dated January 1997 filed with the Ontario Ministry of Northern Development and Mines. This resource is not compliant with NI 43-101 and should not be relied upon as it has not been verified by a Qualified Person. West of the Commodore Zone the HG gold zone was discovered in a single drill hole by Sudbury Contact Mines in 1996 assaying 43.5 g/t Au over a core length of 1.5 m.

Two gold structures, the Upper Canada North Break and 03 Break trend across the southern and central portions of the combined JV property and host the best potential for gold mineralization. Four target areas on the Joint Venture property have potential to host significant gold mineralization. Targets 1 and 2 represent the Upper Canada North Break in the vicinity of the Sudbury Contact discoveries where both shallow gold zones remain open along strike and to depth. Target area 3 is located along the 03 Break where there exists an untested, 2 km long IP geophysical anomaly located 500 m east and along trend of the past producing Morris Kirkland mine. The 4th target is located in the central portion of the property where a coincident volcanic-sediment contact and IP anomaly exists adjacent to a syenite body.

In September the JV joint venture initiated a $530,000 exploration program to initially target the HG zone and Commodore deposit both located along the Upper Canada Break. During the first phase of the program a 3,800 m drill program, will follow-up and expand both the Commodore and HG mineralization and begin to test the geophysical (IP) anomalies between the two zones and elsewhere on the main Commodore claims. The Upper Canada Break has recently become more significant as a result of Queenston's drilling on their neighboring Upper Canada Mine property where they have announced the potential for a bulk tonnage-open pit resource. To the end of September, Queenston's share of exploration expenditure incurred on the property amount to approximately $30,000.

The technical information on the Commodore property included in this report was reviewed by Queenston's VP Exploration and Qualified Person William McGuinty, P. Geo.

QUEBEC

Pandora and Wood-Pandora Properties

In Cadillac, the Company owns two gold properties that are adjacent to the La Ronde and Lapa gold deposits operated by Agnico Eagle Mines Inc. On the 100% owned Pandora property that is adjacent to Agnico Eagle's Lapa mine, Queenston reports a historic inferred mineral resource of 2.33 million t grading 4.5 g/t Au in four zones and on the 50% owned Wood-Pandora JV with Globex Mining Enterprises Inc. ("Globex"), there is a reported historic inferred mineral resource of 1.43 million t grading 5.3 g/t Au in two deposits. These historic resources were calculated prior to NI 43-101 standards and should not be relied upon as they have not been verified by a qualified person. In May 2009, Agnico Eagle Mines announced that the Lapa mine achieved commercial production at a proposed rate of approximately 150,000 oz. per year.

In 2008, the Wood-Pandora JV announced a NI 43-101 inferred mineral resource on the Ironwood gold zone of 243,200 t grading 17.3 g/t Au. The mineral resource formed part of a technical report completed by Consulting Geologist and Qualified Person, Reno Pressacco, P. Geo. During the third quarter of 2009 the Company's share of expenditures amounted to approximately $4,300 representing property maintenance fees. In the fourth quarter the joint venture has approved a small drilling program to further test a new gold zone discovered in a 2008 drill hole that assayed 5 g/t over 4 m.

On the 100% owned Pandora property, the Company is in discussions with various parties regarding a potential joint venture to explore the property. The technical information on the Pandora and Wood-Pandora properties was reviewed by Queenston's VP Exploration and Qualified Person William McGuinty, P. Geo.

MANITOBA

Westhawk Property

On the past producing, 100% owned Westhawk gold property located in southeastern Manitoba, during the third quarter of 2009 the Company incurred no expenditures on the property.

The property hosts three shallow shafts (Pennic Reef, Sunbeam and Waverly) that have reported limited past production. In 1996, previous operator Whiteshell Ventures Limited reported a drill indicated resource for the Sunbeam and Waverly deposits amounting to 360,000 t grading 14 g/t Au. This resource is considered historic and cannot be relied upon as it has not been confirmed by a Qualified Person under NI 43-101.

Recently the Company entered into an option agreement with private company, Canadian Star Minerals Ltd to explore the Westhawk property. Under terms of the agreement, Canadian Star can earn a 60% interest the property by issuing 500,000 shares to Queenston and incurring exploration expenditures amounting to $2 million over a period of four years. Canadian Star can earn an additional 15% interest in the property by completing a feasibility study. Canadian Star who holds other gold assets in Ontario near the Westhawk property and the Manitoba border is proceeding with a listing on the TSX Venture exchange and plans exploration on the property during the first half of 2010.

William McGunity, P. Geo. V.P. Exploration of Queenston and Qualified Person under NI 43-101 has reviewed the Westhawk property information in this document.

Exploration Standards and Risks

Queenston conducts exploration activities under "Exploration Best Practices Guidelines" established by the Canadian Institute of Mining, Metallurgy and Petroleum (CIM) standards and conforms to National Instrument 43-101 Standards of Disclosure for Mineral Projects and Companion Policy 43-101CP.

Queenston's exploration programs are planned and managed by "Qualified Persons" who ensure that QA/QC practices are consistent with National Instrument 43-101 and industry standards.

On all projects diamond drill core that is chosen to be sampled by a geologist is sawn and half the core is analyzed by standard fire assay with atomic absorption or gravimetric finish at an independent, registered commercial assay laboratory. Routine check samples are analyzed at a second laboratory and a representative sample of the drill core is retained for future reference.

The current mineral resources quoted by Queenston on the Upper Beaver, Anoki Main, Anoki South and South Claim deposits in Kirkland Lake, Ontario and on the Ironwood deposit in Cadillac, Quebec conform to National Instrument 43-101. The historic mineral resources quoted on the Upper Canada, McBean, AK, 180 East Zone, Commodore Zone, Branch Zones, C Zone, Wood-Cadillac and Central Cadillac deposits were calculated prior to National Instrument 43-101 and should not be relied upon as they have not been verified by a Qualified Person.

For the Company, asset retirement obligations primarily relate to the dismantling of the McBean Mine. The present value of the estimated future site removal and restoration costs is recorded as a liability on the Company's books and amounts to $412,000 at September 30, 2009. Under an agreement with the Ministry of Northern Development and Mines of Ontario, the Company is providing financial assurance for the mine closure with a letter of credit in the amount of $577,000. Queenston reviews all its property holdings with regard to environmental issues and risks. The Company is not aware of any other material environmental risks on its properties.

The Company has not determined whether its properties contain reserves that are economically viable. The recovery of expenditures from Queenston's properties is dependent on a number of factors, many of which are beyond the Company's control. General risks affecting Queenston and the natural resource sector include metal price fluctuations and the low success rate for the discovery of new deposits. Industry competition and lack of funding may also limit opportunities. Future political, regulatory and environmental changes could affect any aspect of the Company's business including property title, taxation, aboriginal issues and environmental protection. Queenston plans to manage these risks through careful planning, the employment of competent personnel and consultants and by maintaining sufficient insurance and cash resources.

Summary of Quarterly Results

	2009			2008				2007
Quarter Ended	**Sept. 30 $**	**June 30 $**	**March 31 $**	**Dec. 31 $**	**Sept. 30 $**	**June 30 $**	**March 31 $**	**Dec. 31 $**
Revenue	11,260	39,332	66,994	140,241	158,187	166,942	123,228	145,238
Corporate expenses	314,572	388,510	382,133	648,687	264,655	367,415	439,215	479,748
Mining expenditures written-off	0	0	1,037	192,166	248	0	780	35,997
Net income (loss)	(699,613)	(556,429)	(354,033)	(1,139,249)	13,427	(127,431)	1,095,237	166,840
Earnings(loss) per share: Basic Diluted	 (0.01) (0.01)	 (0.01) (0.01)	 (0.01) (0.01)	 (0.02) (0.02)	 0.00 0.00	 (0.00) (0.00)	 0.02 0.02	 0.01 0.01
Exploration expenditures	2,726,551	2,390,153	1,955,572	2,592,598	2,226,623	1,850,198	1,475,338	1,769,499
Financing activities	15,861,277	187,500	17,280,467	0	0	4,225,145	9,887,507	998,564
Working capital	41,430,053	28,494,139	31,035,221	16,176,918	19,341,125	21,862,686	19,490,463	11,875,231

During the nine months ended September 30, 2009, the Company reported a loss of approximately $1,600,000 or $0.03 per share compared to an income of $1,000,000 or $0.02 per share in 2008. In the 3rd quarter of 2009, the Company's loss amounted to approximately $700,000 or $0.01 per share as compared to income of $10,000 or $0.00 per share in the same period last year. The two main reasons for the difference were both non-cash activities, namely (a) the reporting of the recovery of future income taxes, a non-cash item resulting from the renouncing of $10,000,000 (2008 - $3,825,000) of flow-through qualifying exploration expenditures to the shareholders at the effective current tax rates which amounts to approximately $2,900,000 (2008 - $1,400,000); and (b) the recognition of the non-cash, stock based compensation expense of over $3,500,000 in 2009 as compared to a recovery of $200,000 in 2008.

Interest income dropped to $100,000 in 2009 as compared to last year's $400,000 as a result of lower yields while corporate and general expenses remained the same at approximately $300,000 for the 3rd quarter and $1,100,000 for the nine months.

During the nine months ended September 30, 2009, the Company incurred $7,100,000 in exploration expenditures (2008 - $5,600,000) of which spending during the 3rd quarter amounted to $2,700,000 (2008 - $2,300,000). The Company incurred a further $290,000 in mining property payments during 2009 compared to $550,000 last year. The 2009 expenditures are attributed largely to exploration drilling on the Upper Beaver, Amalgamated Kirkland, and McBean properties located in Kirkland Lake of Ontario. The deferred exploration expenditures at period end increased to approximately $40,700,000 as compared to $33,900,000 at December 31, 2008.

LIQUIDITY AND CAPITAL RESOURCES

The Company's usual source of funding to meet future exploration expenditures and cover administrative costs is to raise equity financing through private placements or the exercise of stock options and warrants as well as receiving proceeds from the sale of investments. In September 2009, the Company completed a private placement flow-through financing by issuing 2,428,572 shares and raising net proceeds of almost $15,500,000. In March 2009, the Company completed a private placement financing by issuing 4,609,520 shares and raising net proceeds of almost $16,500,000. As well warrants and options have been

exercised for cash of approximately $1,000,000 during 2009. At September 30, 2009, "in-the-money" stock options, if exercised, would contribute a further $12,100,000 to the Company's treasury.

As at November 12, 2009, the Company had outstanding 60,115,000 common shares together with 4,925,142 warrants and 5,780,500 stock options outstanding which, if exercised, would amount to a fully diluted position of 70,820,642 common shares.

At September 30, 2009, the cash and short-term investments position of the Company was $42,600,000 compared to $16,500,000 at December 31, 2008. The Company's cash and cash equivalents are held in T-bills, a daily money market deposit account and Bankers' Acceptances. Accounts receivable at September 30, 2009 amounted to $500,000 (December 31, 2008 - $600,000) and included government tax receivables and exploration refunds from the Province of Quebec, and prepaid invoices. The Company has placed a reclamation deposit in the amount of $577,000 with the Ministry of Northern Development and Mines of Ontario for the McBean Mine closure. This deposit is not included in the current assets of the Company. Working capital was $41,300,000 at September 30, 2009 compared to $16,200,000 at December 31, 2008. At year end the Company had sufficient resources to complete its 2009 corporate budget of $1,600,000 and a minimum exploration budget of $9,000,000. The March and September financings that raised net proceeds of approximately $32,000,000 will now provide adequate resources to fund exploration and administration well into 2011.

RELATED PARTY TRANSACTIONS

For the periods ended September 30, the Company had related party transactions with a director of the Company, which were in the normal course of operations and were measured at the exchange amounts as follows:

	Three months ended Sept. 30		Nine months ended Sept. 30	
	2009	2008	**2009**	2008
E.F. Merringer's law firm, Borden Ladner Gervais LLP:				
Legal fees included in corporate and general expenses	**$ 14,968**	$ 5,414	**$ 64,109**	$ 34,927
Issue costs on financing	**$ 72,000**	$ -	**$ 137,095**	$ 40,500
Accounts payable	**$ 88,000**	$ 2,000	**$ 88,000**	$ 2,000

CONTRACTUAL OBLIGATIONS

a) Annual payments under an operating lease for rental of office premises total $79,000 for 2009, then in 2010 - $90,000, 2011 - $91,000, 2012 - $93,000 and 2013 - $62,000.

b) Pursuant to the common share flow-through financings completed in 2009, the Company is presently required to spend approximately $16,800,000 on Canadian Exploration Expenditures in Ontario before the end of 2010.

c) Pursuant to agreements signed with drilling contractors, the Company is committed to spend a minimum of approximately $6,100,000 in the coming year.

d) As part of the acquisition of the South Claims property, the Company is committed to pay, one-half in cash and one-half in common shares of the Company, $100,000 by January 15, 2010.

e) The Company maintains a Letter of Credit in the amount of $577,000 with the Ontario government to insure the cost of the asset retirement obligations relating to the dismantling of the McBean Mine which is present valued on the Balance Sheet at $411,952.

CRITICAL ACCOUNTING ESTIMATES

Critical accounting estimates used in the preparation of the consolidated financial statements include the Company's estimate of recoverable value on its exploration properties, the estimated mine closure costs in its asset retirement obligations as well as the value of stock-based compensation. These estimates involve considerable judgment and are, or could be, affected by significant factors that are out of the Company's control.

The Company's recorded value of its exploration properties is based on historical costs that expect to be recovered in the future. The Company's recoverability evaluation is based on market conditions for minerals, underlying mineral resources associated with the properties and future costs that may be required for ultimate realization through mining operations or by sale. The mineral assets of the Company as determined by mining properties and deferred expenditures amounting to approximately $45,600,000. With the potential to expand the mineral resources on the Company's properties and assuming current gold prices, it is determined that based on recent transactions in the industry the value of Queenston's properties is understated. The Company is in an industry that is exposed to a number of risks and uncertainties, including exploration risk, development risk, commodity price risk, operating risk, ownership and political risk, funding and currency risk as well as environmental risk. There is always the potential for a material alteration to the presentation in the financial statements in the value of exploration properties subject to risks and changes presently not determinable and out of the Company's control.

The factors affecting the asset retirement obligations include the expected timing and amounts of cash outflows required to settle the mine closure obligations as well as the weighted average risk-free interest rate and inflation rate used in the present value calculation.

The factors affecting stock-based compensation include estimates of when stock options might be exercised and the expected stock price volatility. The timing for exercise of options is out of the Company's control and will depend, among other things, upon a variety of factors including the market value of the Company's shares and financial objectives of the holders of the options. The Company has used historical data to estimate volatility for the purposes of the Black-Scholes model, however the future volatility is inherently uncertain and the model has limitations in valuing non-traded options and warrants. While these estimates can have a material impact on the stock-based compensation and hence results of operations, there is no impact on the Company's financial condition.

CHANGES IN ACCOUNTING POLICIES

The Company has not adopted any new CICA standards effective January 1, 2009.

FUTURE CHANGES IN ACCOUNTING POLICIES

Convergence with International Financial Reporting Standards ("IFRS")

On February 13, 2008, the Canadian Accounting Standards Board confirmed that the transition to IFRS from Canadian GAAP will occur on January 1, 2011 for public entities. Accordingly, the Company will report interim and annual financial statements (with comparatives) in accordance with IFRS beginning with the quarter ended March 31, 2011.

The Company has commenced the development of an IFRS implementation plan to prepare for this transition, and is currently in the process of analyzing the key areas where changes to current accounting policies may be required. While an analysis will be required for all current accounting policies, the initial key areas of assessment will include:

- Exploration and development expenditures;
- Property, plant and equipment (measurement and valuation);
- Provisions, including asset retirement obligations;
- Stock-based compensation;
- Accounting for joint ventures;
- Accounting for income taxes; and
- First-time adoption of International Financial Reporting Standards (IFRS 1).

As the analysis of each of the key areas progresses, other elements of the Company's IFRS implementation plan will also be addressed, including: the implication of changes to accounting policies and processes; financial statement note disclosures on information technology; internal controls; contractual arrangements; and employee training. The table below summarizes the expected timing of activities related to the Company's transition to IFRS.

Initial analysis of key areas for which changes to accounting policies may be required.	In progress, expected to be complete during Q4 2009
Detailed analysis of all relevant IFRS requirements and identification of areas requiring accounting policy changes or those with accounting policy alternatives.	Throughout 2009
Assessment of first-time adoption (IFRS 1) requirements and alternatives.	Throughout 2009
Final determination of changes to accounting policies and choices to be made with respect to first-time adoption alternatives	Q4 2009 – Q1 2010
Resolution of the accounting policy change implications on information technology, internal controls and contractual arrangements	Q4 2009 – Q2 2010
Management and employee education and training	Throughout the transition process
Quantification of the Financial Statement impact of changes in accounting policies	Throughout 2010

INTERNAL CONTROLS OVER FINANCIAL REPORTING ("ICFR")

There was no change in the Company's ICFR that occurred during the period beginning on July 1, 2009 and ended on September 30, 2009 that has materially affected, or is reasonably likely to materially affect, the Company's ICFR.

OUTLOOK

The focus of the Company continues to be the exploration and development of its core assets in Kirkland Lake, Ontario and Cadillac, Quebec. The Company's goal is to use its cash resources in advancing four gold deposits located in Gauthier Township, Kirkland Lake towards pre-feasibility and ultimately production. In 2008 the first step in this procedure successfully outlined a new NI 43-101 mineral resource on the Upper Beaver property. In 2009 the upgrade of historic mineral resources at McBean and a re-evaluation of current resources at Anoki are anticipated in the fourth quarter. The bulk tonnage, open-pit discovery at Upper Canada has added a new potential to the property and could add significantly to the resources in Gauthier Township. In addition to the resource development program, the Company will also continue deep exploration testing and resource expansion at the Upper Beaver, McBean, Anoki and Upper Canada properties. The new drilling programs in progress on the Lac-McVittie and Commodore JV projects are anticipated to continue into 2010. In Teck Township, results continue to indicate growth of the SMC gold zone on the South Claims property where the Company and JV partner KL Gold continue exploration in the fourth quarter. Also in Teck Township, the Company has added a second drill rig onto the 100% owned, AK property where the SMC has been intersected and continues to be targeted adjacent to the South Claims property. In Cadillac, Quebec the Company and JV partner Globex Mining Enterprises have initiated a drill program to follow-up encouraging results intersected in 2008 on the Wood-Pandora property.

As a result of the flow-through financing completed in September, the Company's exploration budget for the balance of 2009 and to the end of 2010 is a minimum of $17 million. Currently 10 diamond drills are operating on Queenston properties in Kirkland Lake and it is anticipated this number of rigs will continue to operate or increase in 2010. The Company is reviewing all its exploration and development activity with respect to the current economic and financial uncertainty. Queenston has sufficient funds to continue its planned exploration programs for 2009 and proposed programs through 2010 and into 2011. Of the Company's current $42 million cash position $17 million represents flow-through dollars that must be expended by December 31, 2010.

Dated: November 12, 2009